As filed with the Securities and Exchange Commission on July 20, 2000

                                                     Registration No. 333-______
================================================================================


                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                             ____________________

                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                          AQUACELL TECHNOLOGIES, INC.
          (Name of small business issuer as specified in its charter)

          Delaware                            3590                      33-0750453
(State or other jurisdiction        (Primary Standard Industrial      (I.R.S. Employer
of incorporation or organization)    Classification Code Number)     Identification No.)

                            10410 Trademark Street
                      Rancho Cucamonga, California 91730
                                (909) 987-0456
(Address, telephone number of principal executive offices and principal place of business)

                             ____________________

                                James C. Witham
                     Chairman and Chief Executive Officer
                          AquaCell Technologies, Inc.
                            10410 Trademark Street
                      Rancho Cucamonga, California 91730
                                (909) 987-0456
           (Name, address and telephone number of agent for service)

                             ____________________

                                   Copies to:

       Gregory W. Preston, Esq.                         Steven Morse, Esq.
Allen Matkins Leck Gamble & Mallory LLP                 Lester Morse, P.C.
     1900 Main Street, Fifth Floor                111 Great Neck Road, Suite 420
    Irvine, California  92614-7321                 Great Neck, New York 11021
      Telephone: (949) 553-1313                     Telephone:  (516) 487-1446
      Facsimile: (949) 553-8354                     Facsimile:  (516) 487-1452


               Approximate date of proposed sale to the public:

  As soon as practicable after this registration statement becomes effective.

__________

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                           CALCULATION OF REGISTRATION FEE
==============================================================================================================
                                                Proposed Maximum     Proposed Maximum
 Title of Each Class of       Amount To Be      Offering Price       Aggregate Offering     Amount of
 Securities                   Registered(1)     Per Unit(2)          Price(2)               Registration Fee
 To Be Registered
--------------------------------------------------------------------------------------------------------------
 Common Stock                 2,012,500         $5.00                $10,062,500            $2,656.50
==============================================================================================================

(1) Includes up to 262,500 shares of Common Stock which may be sold pursuant to the over-allotment option granted by the registrant to the underwriters.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act of 1933, as amended (the "Securities Act").

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

     The information in this Preliminary prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the sale is not permitted.



                  SUBJECT TO COMPLETION, DATED JULY 20, 2000



PROSPECTUS
[LOGO]

                               1,750,000 Shares
                          AquaCell Technologies, Inc.
                                 Common Stock

                               _________________

     This is an initial public offering of 1,750,000 shares of Common Stock of AquaCell Technologies, Inc. ("AquaCell"). No public market currently exists for our Common Stock. We have applied to have the Common Stock quoted under the symbol "AQUA" on the Nasdaq SmallCap Market ("Nasdaq") and under the symbol "AQA" on the American Stock Exchange ("AMEX"). We presently expect that the initial public offering price of the Common Stock will be $5.00 per share. The offering price may not reflect the market price of our shares after the offering.

     Please see "Risk Factors" beginning on page 5 to read about certain factors that you should consider before buying shares of the Common Stock.

                               _________________

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                                         Per Share    Total
                                                         ---------    -----
Initial public offering price........................... $            $

Underwriting discount................................... $            $

Proceeds before expenses................................ $            $

     We have granted the underwriters a 45-day option to purchase up to an additional 262,500 shares of Common Stock to cover over-allotments. The underwriters expect to deliver the shares of Common Stock purchased in this offering on _________, 2000.

                                 GRADY & HATCH
                               AND COMPANY, INC.

                      Prospectus dated ___________, 2000.

                         [Inside Front Cover Graphic]


     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with this offering and, if given or made, such information or representation must not be relied upon as having been authorized by us or any underwriter. This prospectus does not constitute an offer to sell, or solicitation of an offer to buy, any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in our affairs since such date.

                             ____________________

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF OUR COMMON STOCK INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN OUR COMMON STOCK ON NASDAQ AND AMEX IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE AS OF THE DATE OF THIS DOCUMENT, REGARDLESS OF THE TIME OF DELIVERY OF THIS DOCUMENT OR ANY SALE OF OUR COMMON STOCK.

                             ____________________

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with this offering and, if given or made, such information or representation must not be relied upon as having been authorized by us or any underwriter. This prospectus does not constitute an offer to sell, or solicitation of an offer to buy, any of the securities offered hereby in any jurisdiction in which or to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in our affairs since such date.


                                 -------------

                               Table of Contents

                                 -------------

                                                                          Page
                                                                          ----
Prospectus Summary.....................................................    2
Risk Factors...........................................................    5
Use of Proceeds........................................................   14
Dividend Policy........................................................   15
Capitalization.........................................................   15
Dilution...............................................................   17
Selected Consolidated Financial Data...................................   19
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations.........................................................   20
Business...............................................................   23
Management.............................................................   29
Principal Stockholders.................................................   33
Description of Capital Stock...........................................   34
Certain Transactions...................................................   36
Shares Eligible for Future Sale........................................   37
Underwriting...........................................................   37
Changes in Accountants.................................................   39
Legal Matters..........................................................   39
Experts................................................................   39
Additional Information.................................................   39
Index to Financial Statements..........................................  F-1

Until ______________, 2000, (25 days after the commencement of this offering), all dealers effecting transactions in our Common Stock, whether or not participating in this distribution, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                              PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this prospectus. AquaCell Technologies, Inc. is a start-up company. We recently commenced operations in the water purification industry. When we refer to water industry financial and statistical information, it is based on trade articles and industry reports that we believe are reliable, although we have not independently verified any of this information. An investment in our Common Stock involves a high degree of risk, and you should carefully consider the information set forth under "Risk Factors." As used in this prospectus, except where the context clearly requires otherwise, references made to "AquaCell", "we", "us", or "our" mean AquaCell Technologies, Inc. and our wholly owned subsidiary Global Water-AquaCell, Inc.

  This prospectus contains forward-looking statements which involve risks and uncertainties and you should know that our actual results may differ from our expectations. Factors that might cause a difference may include the matters discussed under "Risk Factors" as well as those matters discussed elsewhere in this prospectus.

                                  The Company

  We are in the business of providing drinking water purification products to a broad base of national customers. Following our acquisition of selected assets of KABB, Inc. and Aquacell International, Inc. (collectively the "KABB Assets") in December 1998, we began to manufacture, sell and lease a patented automatic refilling purified bottle water cooler to office and industrial customers. We are a Delaware corporation incorporated on March 19, 1997. Our main offices are located at 10410 Trademark Street, Rancho Cucamonga, California 91730 and our Internet website is www.aquacell.com.

                              Industry Background

  According to a recent article appearing in The Wall Street Journal, water supply businesses generate approximately $400 billion in revenue worldwide. Demand for water purification has continued to grow nationally and internationally due to economic expansion, scarcity of usable water, concern about water quality and regulatory requirements. One of the fastest growing segment of the industry is the drinking water segment, including point-of-use filtration systems for providing purified drinking water and bottled drinking water.

                    Business, Marketing and Growth Strategy

  We provide point of use drinking water, filtration and purification products to a variety of customers. Our strategic plan is to grow rapidly within the fragmented drinking water industry. We are presently targeting Fortune 500 and other large companies with our patented five-gallon self-refilling bottle water cooler. The filtration system on our cooler contains different combinations of systems, which utilize sediment filters, reverse osmosis, carbon block, multi-media filters and ultra-violet light. We replace traditional five-gallon bottled water coolers and water fountains with a permanently installed, convenient alternative where the bottle never needs changing and water bottles no longer need to be delivered, stored or replaced.

  Our strategic objective is to achieve rapid growth through the expansion of the product lines utilizing a business to business marketing strategy primarily targeted at Fortune 500 and other large companies, as well as through strategic alliances with marketing partners.

                            KABB Assets Acquisition

  On December 21, 1998, we acquired the selected KABB Assets, which include the rights to certain products and the assignment of U.S. and Canadian patents for the automatic refilling purified bottle water cooler system. We paid a total of $250,000 for the KABB Assets, which included $50,000 in cash and $200,000 in shares of our Common Stock. We provide a national lease financing program for our water cooler. Lease applications are available to customers through our Internet website (www.aquacell.com) and, in most cases, the review process will be completed and customers will be notified within hours after an application is submitted.

                                 The Offering



Shares of Common Stock offered by us.........  1,750,000 shares (2,012,500 shares if underwriters' over-allotment is exercised in full).


Common Stock to be outstanding after
completion of this offering..................  6,888,250 shares.  This number excludes:

                                                  . 1,845,000 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants issued in connection with private debt financing transactions;

                                                  . 1,000,000 shares of our Common Stock reserved for issuance upon the exercise of options pursuant to our employee stock option plan of which options to purchase 305,000 shares of Common Stock have been granted and 40,000 shares of our Common Stock reserved for issuance pursuant to incentive clauses of a sales representation agreement;

                                                  . 175,000 shares of Common Stock reserved for issuance upon the exercise of warrants granted to the underwriters of this offering;
                                                    and

                                                  . 262,500 shares reserved for issuance upon exercise of the underwriters' over-allotment option.

Use of proceeds..............................  We intend to use the net proceeds from the sale of the Common
                                               Stock for:

                                                  . repayment of promissory notes, including accrued interest, issued in private debt financing transactions;

                                                  . marketing, advertising and promotions

                                                  . expansion of manufacturing facilities, research and new product development, and potential improvement to our patented technology;

                                                  . accrued expenses and other payments; and

                                                  . working capital and general corporate purposes.

Risk Factors.................................  The shares of Common Stock offered by us are speculative, involve a high degree of risk, are subject to immediate and substantial dilution, and should not be purchased by an investor who cannot afford the loss of his or her entire investment.

Nasdaq symbol................................  AQUA

AMEX symbol..................................  AQA

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                   (in thousands, except per share amounts)

                                                                     Nine Months Ended March 31,    Year Ended June 30,
                                                                    -----------------------------  -----------------------
                                                                             (Unaudited)
                                                                       2000              1999         1999         1998
                                                                    -----------        ----------  ----------   ----------
Statement of Operations Data:
Sales.............................................................  $      201         $       10  $     29     $       --
Net loss..........................................................  $     (982)        $   (1,164)  ($1,618)    $     (573)
Net loss per common share-basic and diluted.......................  $    (0.20)        $    (0.25) $  (0.34)    $    (0.14)
Weighted Average common shares outstanding-
basic and diluted.................................................       4,938              4,662  $  4,731          4,223


The following table provides a summary of our balance sheet at March 31, 2000:

     .  on an actual basis;

     . on a pro forma basis to reflect the receipt of $200,000 in April, 2000 pursuant to a private placement of 200,000 shares of Common Stock and the receipt of $200,000 in July, 2000 pursuant to a private loan offering with three-year warrants to purchase 200,000 shares; and

     . on a pro forma as adjusted basis to further reflect the deemed conversion of 135,000 redeemable Common Stock into Common Stock and the receipt of the net proceeds from our sale of 1,750,000 shares of Common Stock in this offering, at an estimated initial public offering price of $5.00 per share after deducting underwriting discounts and commissions and our estimated offering expenses and the anticipated application of the estimated net proceeds, including repayment of debt. See also "Use of Proceeds" and "Capitalization."

                                                            March 31, 2000
                                                            --------------
                                                              (Unaudited)
                                                                                     Pro Forma
                                                                                   -------------
                                                         Actual       Pro Forma     As Adjusted
                                                       -----------   -----------   -------------
Balance Sheet Data:
Working Capital (Deficiency).........................  $   (2,280)    $ (1,880)    $    5,195
Total Assets.........................................  $      561     $    961     $    6,036
Redeemable Common Stock..............................  $      147     $    147     $       --
Stockholders' Equity (Capital Deficiency)............  $   (1,983)    $ (1,583)    $    5,472

                                 RISK FACTORS

  An investment in the Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information contained in this prospectus, before purchasing the securities offered hereby. This prospectus contains forward-looking statements. Discussions containing such forward-looking statements may be found in the material set forth hereunder, and under "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Use of Proceeds," and "Business," as well as in this prospectus generally.

  We have a limited operating history and our historical financial data is not a reliable basis upon which to assess the prospects for our business; our success will in part depend on our ability to integrate recently acquired assets.

  Our historical financial data is not a reliable basis upon which to predict our future revenues or operating expenses for a number of reasons, including our limited operating history. Prior to the first fiscal quarter of 1999, we had not commenced our principal operations. Our business must be considered in light of the risks, expenses and problems frequently encountered by companies with a limited operating history.

  The continuation of our operations is contingent upon our success in establishing markets for our products and services and achieving profitable operations. Although we intend to expand our marketing of products and services, no assurance can be given that we will be able to achieve these objectives or that, if these objectives are achieved, we will ever be profitable. Such operations could also require additional financing for us in the form of debt or equity. There can be no assurance that we will achieve profitability and, if achieved, sustain such profitability, nor can there be any assurance as to when such profitability might be achieved. If we are unsuccessful in addressing any of these risks, our business, results of operations and financial condition could be materially adversely affected. Also, the price at which our securities trade may be subject to substantial volatility because of fluctuations in our financial results.

  Our success will depend, in part, on our ability to successfully operate as a water purification company following our recent acquisition of the KABB Assets. Our management has limited prior experience in operating water purification companies. There can be no assurance that our management will be able to implement our operating or growth strategies effectively.

  We may need to raise additional capital and it may not be available to us on favorable terms or at all.

  We anticipate, based on our currently proposed plans and assumptions, that the proceeds of the sale of the shares of Common Stock offered hereby will be sufficient to satisfy our contemplated cash requirements for at least the 12 month period following the completion of this offering. After that time, we may require additional funding. There are no current arrangements with respect to sources of additional financing. There can be no assurance that other financing will be available on commercially reasonable terms, or at all. The inability to obtain additional financing, when needed, would materially adversely affect us, including possibly requiring us to curtail or cease operations. To the extent that any future financing involves the sale of our equity securities, our then existing stockholders' shares, including investors' shares purchased in this offering, would be substantially diluted. The extent to which we will be able or willing to use our capital stock for this purpose will depend on our market value from time to time. To the extent we incur indebtedness or otherwise issue debt securities, we will be subject to risks associated with indebtedness, including the risk that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on such indebtedness. We currently have no credit facilities. No assurance can be given that we will be able to obtain the capital we may need to finance a successful growth strategy and provide for our other cash needs.

  We may have to cease or curtail our operations if we are unable to obtain sufficient financing or achieve profitability.

  The independent auditor's report on our financial statements contains explanatory language that substantial doubt exists about our ability to continue as a going concern. The report states that we have incurred net losses, and have a working capital deficiency. If we are unable to obtain sufficient financing in the near term or achieve profitability, then we would, in all likelihood, experience severe liquidity problems and may have to curtail or cease our operations.

  We currently have limited sales and distribution capabilities.

  Currently we have a limited number of sales and marketing employees and we have not established comprehensive distribution channels for all of our products and services. There can be no assurance that we will be able to develop a sufficient sales force and marketing group. The inability to develop a sufficient sales force and marketing group would have a material adverse effect on our business, results of operations and financial condition.

  We could be adversely affected if we do not effectively manage growth.

  If we successfully implement our business strategy, the resulting growth will place significant demands on our management and internal controls. There can be no assurance that management will effectively be able to direct us through a period of significant growth. In particular, the pursuit of our business strategy will place a significant strain on our managerial, operational and financial resources. We will need to improve our financial and management controls, reporting systems and procedures. We will also need to expand, train and manage our work force for marketing, sales and support, product development, site design, and network and equipment repair and maintenance, and manage multiple relationships with various suppliers, strategic partners and other third parties. We will need to continually expand and upgrade our technology infrastructure and systems and ensure continued high levels of service, speedy operation and reliability. In addition, we will have to improve our methods for measuring the performance and commercial success of our different products to better respond to customers demands for information on product effectiveness and to better determine which products and services can be developed most profitably.

  We could be adversely affected by an economic downturn or increasing costs of operations.

  Any substantial downturn in economic conditions or any significant increase in the cost of operations in general could significantly depress discretionary spending and have a resulting material adverse effect on our sales of products and services. In addition, the future unavailability of attractive financing rates could adversely affect our business.

  We may not use the net proceeds from this offering in the manner, that in hindsight, would have been the most productive or efficient manner possible.

     We intend to use the net proceeds from this offering as follows:

         . $1,973,000 to pay in full the promissory notes issued in connection with private debt financing transactions, including accrued interest;

         .  Up to $2,500,000 for marketing, advertising and promotions;

         . Up to $800,000 for expansion of manufacturing facilities, research and new product development, and potential improvements to our patented technology;

         .  Up to $405,000 for accrued expenses and other payments; and

         . The remaining proceeds from this offering will be used for working capital and general corporate purposes.

Management will have broad discretion in allocating the net proceeds of this offering. Investors in this offering will not be able to direct the use of these funds or have any opportunity to review the development or marketing of products. Investors must therefore rely on our management for directing the expenditure of the net offering proceeds. We may invest a portion of the offering proceeds in investment grade and non-investment grade debt and equity securities, which may have varying risks of loss. There can be no assurance that we will allocate the net proceeds from this offering in the manner, that in hindsight, would have been the most productive or efficient possible.

  We have never paid dividends on our Common Stock and do not intend to pay dividends in the foreseeable future.

  We have never paid dividends on our Common Stock and we currently intend to retain earnings to provide funds for the operation and expansion of our business. Accordingly, we do not anticipate paying cash dividends in the foreseeable future. Further, we may obtain credit facilities which may prohibit the payment of dividends without the consent of the lenders.

  Fluctuation in our quarterly operation results could materially adversely affect our business, financial condition and results of operations.

  We may experience quarterly fluctuations in operating results. Quarterly sales and operating results will depend in part on the volume and timing of contracts received and performed within the quarter, which are difficult to forecast. Any significant delay or cancellation of a contract could have a material adverse effect on our operations in any particular period. As a result, our operating results could prove to be volatile. In addition, the timing of customer purchases may be affected by various factors that are beyond our control, including fluctuations in interest rates and business cycles, which could have a material adverse effect on our business, financial condition and results of operations.

  Part of our business will be conducted outside of the United States and this will subject us to risks associated with foreign operations.

  Our business operations will be conducted on a national and international basis. Accordingly, we may be subject to certain risks associated with doing business in foreign countries, including risks resulting from certain political, economic and other uncertainties, such as risks of war, expropriation or nationalization of assets, renegotiation or nullification of existing contracts, changing political conditions, changing laws and policies affecting trade and investment, overlap of different tax structures, fluctuating currency exchange rates and the general hazards associated with the assertion of sovereignty over certain areas in which operations are conducted.

  Certain aspects of our business operations may be subject to governmental regulations in the countries in which they operate, including those relating to currency conversion and repatriation, taxation of our earnings and earnings of our personnel and use of local employees and suppliers. We may also be subject to the risk of changes in laws and policies in the various jurisdictions in which they occur. Some jurisdictions may impose restrictions on our operations, including trade restrictions that could have a material adverse effect on our business, financial condition and results of operations. Other types of governmental regulation which could, if enacted or implemented, materially and adversely affect our business, financial condition and results of operations include expropriation or nationalization decrees, confiscatory tax systems, primary or secondary boycotts directed at specific countries or companies, embargoes and import restrictions or other trade barriers. We cannot determine to what extent we may be affected by any such laws, regulations, changes in or new interpretations of existing laws or regulations or other consequences of doing business outside the United States.

  Our foreign operations will subject us to risks associated with transacting business in other currencies.

  Our operations outside of the Unites States will face risks of fluctuating currency and exchange rates, hard currency shortages and controls on currency exchange. We may enter into foreign currency contracts in order to hedge against these risks. There can be no assurance that we will be able to successfully hedge against such risks and failure to adequately hedge against fluctuations in currency and exchange rates, hard currency shortages or currency controls could have a material adverse effect on our business, financial condition and results of operations.

  We depend on key personnel and could be materially adversely affected if we do not retain those personnel.

  Our operations will depend on the efforts of our executive officers, in particular James C. Witham, our Chairman and Chief Executive Officer, and Karen
B. Laustsen, our President, Chief Operating Officer and Secretary. Should we be unable to retain any of our executive officers, our business and prospects could be materially adversely affected. As of the date of this prospectus, we will have entered into five year employment agreements with Mr. Witham and Ms. Laustsen. Our business or prospects could be materially adversely affected if any of these senior management personnel do not continue in their management roles and if we are unable to attract and retain qualified replacements and additional members of management. We have secured a $1,000,000 key man life insurance policy on Mr. Witham.

  The water purification industry is highly competitive and our competitors may have greater resources and better growth opportunities.

  The water purification treatment industry is fragmented and highly competitive due to the large number of businesses within certain product areas. We compete with many companies which have greater market penetration, depth of product line, resources and access to capital, all of which could be competitive advantages. In addition, our competitors may have greater financial resources to finance internal growth opportunities than we have. Consequently, we may encounter significant competition in our efforts to achieve our objectives. Our future growth and profitability will depend, in part, upon consumer and commercial acceptance of our products. There can be no assurance that our competitors will not develop products that are superior to ours or achieve greater market acceptance than our products. Competition could have a material adverse effect on our ability to consummate arrangements with customers or enter into strategic business alliances, or on our business, financial condition and results of operations. Moreover, as a strategic response to changes in the competitive environment, we may make certain pricing, service or marketing decisions or enter into acquisitions or new ventures that could have a material adverse effect on our business, financial condition and results of operations.

  Changes in environmental regulations could materially adversely affect us.

  Federal, state, local and foreign environmental laws and regulations impose substantial standards for properly purifying water, and impose liabilities for noncompliance. Environmental laws and regulations will be a significant factor affecting the marketability of our products. To the extent that demand for our products is created by the need to comply with such environmental laws and regulations, any modification of the standards imposed by such laws and regulations may reduce demand for water purification, thereby adversely affecting our business and prospects. The relaxation or repeal of any such laws or regulations or the strict enforcement thereof could also adversely affect our business and prospects.

  We may sometimes have to provide guarantees for our services and products and we could be materially and adversely affected if our services or products do not perform as guaranteed.

  In connection with providing certain products to customers, we may sometimes be required to guarantee that the services and products we provide will attain specified levels of quality or performance. Should a product fail to perform according to a performance guarantee and should we be unable to remedy such failure within any applicable cure period, we could incur financial penalties in the form of liquidated damages or could be required to remove or replace the equipment in order to meet the specifications. There can be no assurance that we will be able to fulfill future guarantee obligations or that fulfilling such obligations may not involve material costs that could have a material adverse effect on our business, financial condition and results of operations.

  We could be subject to personal injury claims resulting from the use of our products.

  We could be subject to claims for personal injury resulting from the use of our products, including liability due to the presence of contaminants in water to be purified through our products. There can be no assurance that we will not be subject to a damage award or other liability in excess of available product liability coverage, which could have a material adverse effect on our business, financial condition and results of operations. In addition to direct loss resulting from product liability claims, we may suffer adverse publicity and damage to our reputation in the event of such product liability claims. Such adverse publicity and harm to our reputation could have a material adverse effect on our business, financial condition and results of operations.

  Management will own or control a majority of our voting stock after this offering and purchasers of our Common Stock in this offering will have no effective voice in our management.

  Upon the completion of this offering, management, consisting of Messrs. Witham and Wolff and Ms. Laustsen, will own or control approximately 43% of our outstanding voting stock. Together with our other existing stockholders, approximately 75% of our voting stock will be owned or controlled by these stockholders. Collectively, such stockholders will be able to effectively control the decisions by us that require a majority vote of holders of the outstanding shares of our voting stock to authorize actions. Therefore, the majority of our outstanding voting stock will be owned by our existing stockholders who will possess voting control, giving them the ability to amend corporate filings, elect all of our board of directors and otherwise control all matters requiring approval by our stockholders, including approval of significant corporate transactions. The purchasers of the shares of Common Stock in this offering will have no effective voice in our management and we will be controlled by our existing stockholders. This concentration of ownership by existing stockholders may also have the effect of delaying or preventing a change in control.

  We have provisions in our Bylaws and Restated Certificate of Incorporation that could delay or prevent another party from taking control of us.

  Provisions of our Restated Certificate of Incorporation and Bylaws may have the effect of delaying, discouraging, inhibiting, preventing or rendering more difficult an attempt to obtain control of us by means of a tender offer, business combination, proxy contest or otherwise. These provisions include the charter authorization of "blank check" preferred stock, classification of the Board of Directors and restrictions on the ability of stockholders to take actions by written consent and to call special meetings.

  Purchasers of our Common Stock in this offering will experience immediate and substantial dilution, and may experience further future dilution.

  Dilution represents the difference between the offering price and the net tangible book value per share of Common Stock immediately after the completion of this offering. Purchasers of Common Stock in this offering (i) will experience immediate and substantial dilution in the net tangible book value of their stock of $4.23 per share ($4.10 if the underwriters' over-allotment is exercised in full) and (ii) may experience further dilution in value from issuances of our capital stock in connection with future equity offerings or acquisitions. In addition, dilution may occur in the event we reserve additional shares of our capital stock in the future for issuance under stock option or other incentive employee compensation plans. Our Board of Directors has the legal power and authority to determine the terms of an offering of shares of our capital stock (or securities convertible into or exchangeable for such shares), to the extent of our shares of authorized and unissued capital stock.

  Prior to this offering, there has been no public market for our Common Stock; there can be no assurance that an active trading market for our Common Stock will develop and the market price for our Common Stock may be extremely volatile.

  Prior to this offering, there has been no public market for our Common Stock. Although we intend to apply for quotation of the Common Stock offered hereby on the Nasdaq and the AMEX, there can be no assurance that an active trading market will develop or be maintained. The market prices for securities of public companies can be highly volatile. Such price changes have often been unrelated to the operating performance of the affected companies. These broad market fluctuations may adversely affect the market price of the Common Stock. Factors that could cause the market price of the Common Stock to fluctuate substantially include but are not limited to:


  .  Future technological innovations;

  .  New commercial products;

  .  Changes in regulations;

  .  Period to period fluctuations in financial performance;

  .  Fluctuations in the securities markets;

  .  Material announcements by us or our competitors;

  .  Governmental regulatory action;

  .  Conditions in the water purification industry;

  .  Fluctuations in foreign currency values and exchange rates; and

  . Changing conditions in the economy in general or other events or factors, many of which are beyond our control.

  Our initial public offering price for our Common Stock may bear no relationship to the price at which the stock may trade after we complete this offering.

  Our initial public offering price for the shares of Common Stock offered hereby will be determined by negotiations between us and Grady & Hatch and Company, Inc., the representative of the several underwriters, and may bear no relationship to the price at which our Common Stock may trade after completion of this offering. Factors which may be considered in determining the initial public offering price include but are not limited to:

  . the information set forth in this prospectus and otherwise available to Grady & Hatch and Company, Inc.;

  .  the history of and the prospects for the industry in which we operate;

  .  the assessment of our management;

  .  our past and present operations;

  .  our prospects for future earnings;

  .  the present state of our development;

  . the general condition of the securities markets at the time of this offering; and

  . the recent market prices of and the demand for publicly traded common stock of generally comparable companies.

  A decline in the trading price of our Common Stock could also impact negatively upon our ability to raise additional equity capital in the future.


  We intend to have our Common Stock Quoted on Nasdaq and AMEX, but there can be no assurances that we will be able to maintain those listings; if our Common Stock is delisted from either Nasdaq or AMEX, it would be more difficult to sell the stock and obtain quotations on its price.

  We intend to have our Common Stock quoted on Nasdaq and AMEX, both of which have rules that establish criteria for the continued listing of our securities. If we were to continue to incur operating losses, we might be unable to maintain the standards for continued listing on Nasdaq and AMEX. If our securities are delisted, an investor would find it more difficult to dispose of our securities or to obtain accurate quotations as to the price of our securities. Any news coverage concerning our delisting may also adversely affect an investor's ability to dispose of our securities. In addition, if our securities were delisted, they would likely be subject to a rule that imposes additional sales practice requirements on brokers who sell such securities to persons other than established customers and accredited investors (accredited investors are generally persons having net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with a spouse). For transactions covered by this rule, the broker must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to sale, as well as disclosing certain information concerning the risks of purchasing low priced securities on the market for such securities. Consequently, delisting, if it occurred, would adversely affect the ability of brokers to sell our securities and would make subsequent financing more difficult.

  If the price our Common Stock drops below $5.00 per share, then it could be subject to certain "penny stock" rules restricting how and to whom it could be sold.

  If we are unable to meet Nasdaq and AMEX listing or maintenance requirements and the price per share of our Common Stock were to drop below $5.00 per share, then our securities would become subject to certain "penny stock" rules promulgated by the Securities and Exchange Commission. Under such rules, brokers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

  Future sales of our Common Stock could adversely affect our stock price.

  Following completion of this offering, 6,888,250 shares of our Common Stock will be outstanding. The 1,750,000 shares to be sold in this offering (other than those that may be purchased by our affiliates ) will be freely tradeable. The remaining outstanding shares of Common Stock may be publicly resold only following their effective registration under the Securities Act of 1933, as amended, or pursuant to an available exemption (such as provided by Rule 144 promulgated pursuant to the Securities Act) from the registration requirements of the Securities Act. Sales made pursuant to Rule 144 must comply with applicable holding periods and volume limitations and certain other requirements. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock and could impair our future ability to raise capital through an offering of our equity securities.

  We could be materially and adversely affected if we are required or elect to indemnify our directors, officers or employees for actions brought against or otherwise involving them.

  Our Restated Certificate of Incorporation limits, to the maximum extent permitted by the Delaware General Corporation Law, the personal liability of directors for monetary damages for breach of their fiduciary duties as directors, and provides that we shall indemnify our officers and directors and may indemnify our employees and other agents to the fullest extent permitted by law. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made or threatened to be made a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of corporation against expenses actually and reasonably incurred in connection with such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. Delaware law does not permit a corporation to eliminate a director's duty of care, and the provisions of our Restated Certificate of Incorporation have no effect on the availability of equitable remedies, such as injunction or rescission, for a director's breach of the duty of care.

  We may enter into indemnification agreements with our directors and officers which may require us, among other things, to indemnify such directors and officers against liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms.

  Our current intellectual property protections may not adequately protect our rights and investments in our intellectual property assets.

  We own a United States and a Canadian patent on our automatic-refilling purified bottle water cooler. We also have federally registered our Purific trademark and have a pending application to register our Artic Fresh mark.

  While we believe that we own our trademarks, no assurance can be given that any pending trademark applications will mature into registration. We may decide to abandon prosecution of one or more of our trademark applications prior to the issuance of a trademark. If any trademark issues, there can be no assurances that it will be sufficiently broad to protect our rights or that the trademark will not be circumvented by other means. Ownership of our patents or registration of a trademark, still may not deter competitors or other third parties from developing equivalent technology that does not infringe on our rights or from marketing competitive products under different marks. In addition, no assurance can be given that any trademarks that may be issued will not be challenged, re-issued, re-examined, invalidated or held unenforceable. Also, any rights granted to us through a patent or trademark do not guaranty that such rights will adequately protect our investment in our technology and intellectual property.

  Even if we maintain patent protection and obtain trademark registration or other proprietary rights for our technology or trademarks, no assurance can be given that our products, trademarks or activities will not infringe on the patents, trademarks or proprietary rights of others. Regardless of whether we obtain or maintain any patents or trademarks, another party could bring an action seeking to stop us from using some or all of our technology or trademarks and to stop us from engaging in some or all of our activities. If another party successfully prosecutes such an action, we may have to cease using some or all of our technology or trademarks, have to cease some or all of our activities, and be held liable for substantial damages.

     If the United States Patent and Trademark Office denies one or both of our trademark applications, in whole or in part, our business, financial results and the market price of our Common Stock could be significantly adversely affected. Partial or complete denial of any or all of our trademark applications or loss of an existing trademark registration would also, among other things, substantially reduce our ability to prevent others from copying our trademarks to develop and market competitive products or services and significantly limit our ability to profit from licensing or selling our technology, products and services to others. If we are unable to prevent others from copying any or all of our trademarks to develop or market competitive products, we could also lose a substantial portion or all of any technological and marketing advantages we may currently have over any actual or potential competitors.

     Even if we maintain patents for our technologies and federal registrations for our trademarks, another party could still develop a competitive product or service that infringes on our patented technology or trademarks. To stop such infringement, we may have to sue the infringing party and convince a judge or jury that our rights are being infringed. Such litigation would likely require us to spend substantial amounts on legal fees and related costs and require substantial management effort and participation. Due to the inherent uncertainties of litigation, there is no guaranty that a judge or jury would reach a conclusion favorable to us even if one or more of our patents or trademarks was being infringed. Accordingly, other parties may be able to infringe upon our patent or trademark rights for long or indefinite periods of time. Even if we ultimately prevail in litigation, we may not be able to recover any or all of our costs, expenses and lost profits associated with such infringement.

     If we fail to adequately protect our intellectual property rights, our ability to compete could be seriously harmed. If other parties bring lawsuits against us claiming infringement of their intellectual property rights, we could be liable for significant damages.

     Our success depends in large part on our ability to adequately protect our intellectual property rights. We seek to protect our documentation and other written materials under trade secret and copyright laws, which afford only limited protection. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our technology or to obtain and use information that we regard as proprietary. Policing unauthorized use of our technology is difficult, and while we are unable to determine the extent to which piracy of our products exists, piracy can be a persistent problem. In addition, as we expand our operations globally, we become increasingly exposed to intellectual property infringement since the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Our means of protecting our proprietary rights may not be adequate and our competitors may copy our products and services, independently develop similar technology or services, or design around our intellectual property rights. If we fail to adequately protect our intellectual property, our business, financial results and the market price of our Common Stock could be significantly adversely impacted.

     It is possible that third parties may claim that our current or future products or services infringe their intellectual property rights. Any intellectual property claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. If a royalty or licensing agreement is required, it may not be available to us on acceptable terms or at all. If this occurs, our business, financial results and the market price of our Common Stock could be significantly adversely impacted.

     Agreements with key employees and consultants may not adequately protect our intellectual property rights.

     We have agreements with certain key employees which include provisions designed to protect the confidentiality and our ownership of our intellectual property. Despite these precautions, no assurance can be given that such agreements will adequately protect our intellectual property rights. One or more persons could, to our substantial detriment, disclose confidential information concerning our business or claim ownership of our intellectual property. No assurance can be given that our agreements with certain key employees and consultants would provide us with meaningful remedies in the event of improper use or disclosure of our intellectual property.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled "Prospectus Summary", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

     .  the future growth and size of the water purification industry;

     .  marketing and commercialization of our products;

     .  developing an in-house sales and marketing staff;

     .  our estimates for future revenues and profitability;

     .  establishing and expanding relationships with customers;

     .  laws and regulations governing water quality;

     .  our ability to offer our products at competitive prices;

     . our ability to maintain and effectively manage our "just-in-time" inventory procedures; and

     . our estimates regarding our capital requirements and our needs for additional financing .


     This prospectus contains statistical data regarding the water purification industry that we obtained from industry publications. These industry publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. Although we believe that the publications are reliable, we have not independently verified their data.

     In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expects," "intends," "plans," "anticipates," "believes," "estimates," "projects," "predicts," "potential" and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading "Risk Factors." Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievement. Also, the forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.

     You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

                                USE OF PROCEEDS

     The net proceeds that we will receive from the sale of the shares of Common Stock are estimated to be approximately $7,150,000 ($8,291,875 if the underwriters over-allotment option is exercised in full). These numbers take into account underwriting discounts and commissions and other estimated offering expenses that we will pay. We intend to use these net proceeds as follows, assuming no exercise of the underwriters over-allotment option.:


                                                                       Amounts                      Percent (%)
                                                                       -------                      ----------

Payment of Private Transaction Notes Including
 Accrued Interest through July 31, 2000...............               $1,973,000                        27.59%


Marketing and Sales...................................               $2,500,000                        34.97%
  .  We intend to use this amount to fund sales,
     marketing, advertising and promotional programs
     throughout our entire product line.  If these
     programs do not require the use of the entire
     $2,500,000, the remaining amount will be used for
     working capital and general corporate purposes.

Expansion of Manufacturing Facilities, Research and
New Product Development, and Potential Improvements
to our Patented Technology...........................                $  800,000                        11.19%
  .  We intend to use this amount to expand
     manufacturing facilities, for research and new
     product development, and for potential
     improvements to our patented technology.  If
     these programs do not require the use of the
     entire $800,000, the remaining amount will be
     used for working capital and general corporate
     purposes.


Accrued Expenses and Other Payments...................               $  405,000                         5.66%
  .  We intend to use a portion of the net proceeds to
     pay $225,000 to our executive officers for unpaid
     compensation as follows:  James C. Witham -
     $118,000, Karen B. Laustsen - $46,000, and Gary
     S. Wolff - $61,000; and will use an additional
     $180,000 for other miscellaneous accrued expenses
     and payments.

Working Capital and General Corporate Purposes........
  .  Working capital and general corporate purposes                  $1,472,000                        20.59%
     consist primarily of selling, general and                       ----------                        -----
     administrative expenses.  Proceeds from the sale
     of Common Stock if the underwriters'
     over-allotment option is exercised, will also be
     used for working capital and general corporate
     purposes.

                                                                     $7,150,000                       100.00%
       Total..........................................               ==========                       ======

     The foregoing represents our best estimate of how we will allocate the net proceeds from the sale of shares of Common Stock. This estimate is based upon the current state of our business operations, our current plans and current economic and industry conditions, and is subject to reallocation among the categories listed above or for additional purposes. Accordingly, we will have broad discretion as to the application of the net proceeds.

     We believe that the net proceeds of this offering will be sufficient to meet our projected needs for working capital and other capital requirements through at least the 12 months following completion of this offering. Pending such uses, we intend to invest the net proceeds from this offering in interest bearing accounts, certificates of deposit, money market funds or other short term investments.


                                DIVIDEND POLICY

     We have never paid any dividends on our Common Stock. We do not intend to declare or pay dividends on our Common Stock; rather, we intend to retain our earnings from operations, if any, for use in the operation and expansion of our business and we do not expect to pay cash dividends in the foreseeable future. Any future decision with respect to dividends will depend on future earnings, operations, capital requirements and availability, restrictions in future financing agreements and other business and financial considerations.


                                 CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 2000:

     .  on an actual basis;

     . on a pro forma basis to reflect the receipt of $200,000 in April, 2000 pursuant to a private placement of 200,000 shares of Common Stock and the receipt of $200,000 pursuant to a private loan offering in July, 2000 with warrants to purchase 200,000 shares of Common Stock exercisable at $1.00 per share (valued at $834,000); and

     . on a pro forma as adjusted basis to further reflect the deemed conversion of 135,000 redeemable Common Stock into Common Stock and the receipt of the net proceeds from our sale of Common Stock in this offering, at an estimated initial public offering price of $5.00 per share, and the anticipated application of the net proceeds, including repayment of debt. See also "Use of Proceeds."

     The pro forma as adjusted table does not give effect to the following:

     . 262,500 shares of our Common Stock issuable upon the exercise of the underwriters' over-allotment option;

     . 175,000 shares of our Common Stock reserved for issuance upon the exercise of the warrants granted to the underwriters of this offering exercisable during the four-year period commencing one year from the date of this prospectus at an exercise price of 150% of the public offering price;

     . 1,000,000 shares of our Common Stock reserved for issuance upon the exercise of options pursuant to our employee stock option plan, of which options to purchase 305,000 shares of Common Stock have been granted, and 40,000 shares of our Common Stock reserved for issuance pursuant to incentive clauses of a sales representation agreement; and

     . 1,845,000 shares of our Common Stock reserved for issuance upon the exercise of warrants issued in connection with private debt financing transactions.

     You should read this table in conjunction with our financial statements, including the notes to our financial statements, which appear elsewhere in this prospectus.



                                                                   March 31, 2000
                                                          --------------------------------
                                                                    (Unaudited)
                                                                                               Pro Forma
                                                                                             --------------
                                                               Actual         Pro Forma       As Adjusted
                                                          ----------------  --------------   --------------
                                                                   (In thousands)
Notes payable - private loan offerings
 (face value $1,095,000, actual, and
$1,295,000 pro forma)  ....................................       $ 1,053         $ 1,053              --
Note payable - Union Labor Life Insurance Co.
 (face value $517,000 actual and $543,000 pro forma).......           517             543              --
                                                                  -------         -------
   Total debt..............................................         1,570           1,596              --
                                                                  -------         -------
Redeemable Common Stock (135,000 shares actual and pro
 forma)....................................................           147             147              --

Stockholder's equity (capital deficiency):
  Preferred Stock, $.001 par value, 10,000,000 shares
  authorized, no shares issued and outstanding.
  Common Stock, $.001 par value, 40,000,000 shares
  authorized, 4,803,250 shares issued and outstanding,
  actual; 5,003,250 issued and outstanding, pro forma;
  and 6,888,250 shares issued and outstanding, pro forma
  as adjusted .............................................             5               5               7
  Additional paid-in capital  .............................         1,197           2,231           9,526
  Accumulated deficit  ....................................        (3,185)         (3,185)         (4,061)
  Unamortized debt discount in excess of notes payable.....             -            (634)              -
                                                                  -------         -------         -------

     Total stockholders' equity (capital deficiency).......        (1,983)         (1,583)          5,472
                                                                  -------         -------         -------
          Total capitalization (deficiency)................       $ ( 266)        $  (160)        $ 5,472
                                                                  =======         =======         =======

                                    DILUTION

     Purchasers of the shares of Common Stock offered hereby will experience an immediate and substantial dilution in the net tangible book value of their investment. The difference between the initial public offering price per share of Common Stock and the net tangible book value per share of Common Stock after this offering constitutes the dilution per share of Common Stock to investors in this offering. Net tangible book value per share is determined by dividing the net tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock. Without taking into effect any changes in pro forma net tangible book value after March 31, 2000, the deficit in the pro forma net tangible book value of AquaCell as of March 31,2000, after giving effect to the sale of 200,000 shares pursuant to our private placement completed in April, 2000, the borrowing of $200,000 pursuant to our private loan offering completed during July, 2000 and the deemed conversion of 135,000 redeemable Common Stock into Common Stock, was approximately $1,606,000, or approximately $.31 per share. After giving effect to the sale of the 1,750,000 shares offered in this offering, repayment of discounted debt with a face value of $1,295,000 and after deducting estimated underwriting discounts and commissions and estimated offering expenses ($7,150,000 net), our pro forma net tangible book value as adjusted as of March 31, 2000, would have been approximately $5,302,000, or approximately $.77 per share. This represents an immediate increase in pro forma net tangible book value of approximately $1.08 per share to existing shareholders and an immediate dilution of approximately $4.23 per share to new investors purchasing shares in this offering at the assumed public offering price per share. The following table illustrates this pro forma per share dilution.


Assumed initial public offering price per share......................                     $5.00
Historical net tangible book value per share.........................     $(.45)
Increase in net tangible book value per share attributable to the conversion of redeemable common stock, private placement
 and private loan offering...........................................       .14
                                                                          -----
Pro forma net tangible book value per share before this offering.....     $(.31)
Increase in pro forma net tangible book value per share attributable
 to new investors....................................................      1.08
                                                                          -----
Pro forma net tangible book value per share
 after this Offering.................................................                       .77
                                                                                          -----
Dilution per share to new investors..................................                     $4.23
                                                                                          =====

     Assuming the exercise of the underwriters over-allotment option in full, the pro forma adjusted net tangible book value on March 31, 2000 would have been $.90 per share. This represents an immediate increase in pro forma net tangible book value of approximately $1.21 per share to existing shareholders and an immediate dilution of approximately $4.10 per share to new investors purchasing shares in this offering at the assumed public offering price per share.

     The following table sets forth, as of April 30, 2000, the number of shares of Common Stock purchased from us, the total consideration paid to us and the average price per share paid to us by existing stockholders and the new investors purchasing shares of Common Stock from us in this offering (before deducting underwriting discounts and commissions and estimated offering expenses). The following table does not include (i) 1,845,000 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants; (ii) 305,000 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options; (iii) 40,000 shares of Common Stock reserved for issuance pursuant to incentive clauses of a sales representation agreement; and
(iv) 262,500 shares of Common Stock which may be sold in this offering if the underwriters over-allotment option is exercised, in which case, new investors will hold 2,012,500 shares of Common Stock representing 28.1% of the outstanding shares after this offering, and the proceeds of $10,062,500 would represent 89.8% of total consideration paid by all investors.

                                                                                                            Average
                                               Shares Purchased                Total Consideration           Price
                                            Number          Percent          Amount          Percent       Per Share
                                        --------------  ---------------  --------------  ---------------  ------------
Existing shareholders.................       5,138,250            74.6%      $1,142,000            11.5%         $0.22
New investors.........................       1,750,000            25.4%      $8,750,000            88.5%         $5.00
                                             ---------           -----       ----------           -----
  Total...............................       6,888,250           100.0%      $9,892,000           100.0%
                                             =========           =====       ==========           =====

                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (in thousands, except per share amounts)

     Our statement of operations data for the fiscal years ended June 30, 1999 and 1998 and the balance sheet data as of June 30, 1999 included herein have been derived from the Consolidated Financial Statements audited by Richard A. Eisner & Company, LLP, independent auditors. The statement of operations data for the nine months ended March 31, 2000 and 1999 and the balance sheet data as of March 31, 2000, are derived from our unaudited consolidated financial statements prepared on the same basis as our audited financial statements and, in the opinion of our management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations. The results of operations for an interim period are not necessarily indicative of results to be expected for a full year. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Result of Operations" and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this prospectus.

     The actual data presented below should be read in conjunction with the financial information appearing elsewhere in this prospectus. See "AquaCell Technologies, Inc. Audited Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                 Nine Months Ended                       Year Ended
                                                                 -----------------                       ----------
                                                                     March 31,                            June 30,
                                                                     --------                             --------
                                                                    (Unaudited)
                                                                    ----------
                                                             2000                 1999              1999              1998
                                                             ----                 ----              ----              ----
Statement of Operations Data:
Sales.................................................       $  201             $    10           $    29           $   --
Cost of Sales.........................................           94                   6                11               --
                                                             ------             -------           -------           ------
Gross Profit..........................................          107                   4                18               --
Operating Expenses:
Salaries and Wages....................................          380                 277               401              154
Legal, Accounting and Consulting Expenses.............          101                 175               198              118
Stock-based Compensation..............................           --                 231               231               --
Selling, General and Administrative Expenses..........          381                 387               605              296
Depreciation and Amortization.........................           37                  16                28                5
                                                             ------             -------           -------           ------
Loss Before Interest Expense..........................         (792)             (1,082)           (1,445)            (573)
Interest Expense:
  Amortization of Debt Discount.......................           83                  61               127               --
  Other...............................................          107                  21                46               --
                                                             ------             -------           -------           ------
Net Loss..............................................       $ (982)            $(1,164)          $(1,618)          $ (573)
Accretion of redemption amount of redeemable common
 stock................................................            7                   3                 5               --
                                                             ------             -------           -------           ------
Net Loss attributable to common stockholders..........       $ (989)            $(1,167)          $(1,623)          $ (573)
                                                             ======             =======           =======           ======
Net Loss Per Common Share -
Basic and Diluted.....................................       $(0.20)            $ (0.25)          $( 0.34)          $(0.14)
                                                             ======             =======           =======           ======
Weighted Average Common Shares -
Basic and Diluted.....................................        4,938               4,662             4,731            4,223

                                                                  March 31, 2000                      June 30, 1999
                                                                  --------------                      -------------
                                                                    (Unaudited)
Balance Sheet Data:
Cash.................................................                 $     8                            $    18
Working Capital (Deficiency).........................                 $(2,280)                           $(1,624)
Total Assets.........................................                 $   561                            $   542
Redeemable Common Stock..............................                 $   147                            $   140
Capital Deficiency...................................                 $(1,983)                           $(1,296)

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the financial statements and accompanying notes, which appear elsewhere in this prospectus. This discussion contains forward-looking statements that involve risk and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements as a result of various risk factors, including those discussed below and elsewhere in this prospectus, particularly under the heading "Risk Factors."

Overview

     We were incorporated in March, 1997. We were a development stage enterprise through June 30, 1999 and we incurred significant non-recurring expenses through that date in connection with our initial formation, interim financing transactions, start-up of operations and various other transactions including: legal and accounting expenses; costs incurred in connection with contracts for and audits of acquisitions and potential acquisitions; and stock issued to consultants and employees.

     During the thirty-six month period from our inception through March 31, 2000, we paid $253,000 in compensation to our executive management team, after $191,000 of unpaid salaries was contributed to capital by our officers and an additional $225,000 was accrued and unpaid as of March 31, 2000.

     In December, 1998 we completed the acquisition of the KABB Assets, which included the rights to certain products and the assignment of U.S. and Canadian patents for an automatic refilling purified bottle water system. We paid a total of $250,000 for those assets, including $50,000 in cash and $200,000 in shares of our Common Stock at $1.00 per share. Upon completion of this acquisition we proceeded to set up our manufacturing facility in Rancho Cucamonga, California.

     In May, 1999 we began our business to business marketing program to 100 of the Fortune 500 companies. In August 1999, we refocused our future direction from an acquisition company to an operating company and expanded our operating plan to market our point-of-use water purification systems to the Fortune 500 companies. We have created a proven business to business marketing strategy and have begun to create a base of Fortune 500 customers that will be fully developed by our in-house sales force, to be hired at the completion of the initial public offering. We believe that our gross sales profits could average approximately 58% of sales revenues.

Plan of Operations

     Our business to business marketing strategy is to sell our point-of-use automatic refilling water cooler with its patented attached five-gallon bottle to Fortune 500 and other large companies. This product is designed to replace expensive and cumbersome bottle water coolers, as well as to replace antiquated water fountains that go unused. To date, sales have not been significant as we have focused on building a client base with only Fortune 500 companies, which have long sales cycles. All sales to date have been generated by our executive management team, and we believe that the best indication of future growth in developing companies such as ours, more important than current sales statistics, is the potential future revenue stream to be developed from our customers. We believe that our growth will come from the vertical expansion and roll out of our programs to branches and affiliates of our existing customer base as well as the expansion of our customer base to include other Fortune 500 companies.

     Upon completion of this initial public offering we intend to invest approximately $2,500,000 of the net proceeds in the development of an in-house sales and marketing staff to concentrate on different industry classifications within the Fortune 500. We believe that the development of an in-house sales staff, as opposed to hiring independent sales reps, provides us with significantly increased control and management of the client relationship. We intend to use our business to business marketing strategy to build a blue chip customer base to produce significant repeat business and to develop long term relationships with Fortune 500 companies.

     We believe that the net proceeds from this offering in the amount of approximately $7,150,000, will provide sufficient funds to implement our business plan, and to provide sufficient working capital over at least the ensuing 12 month period. We do not presently expect to raise any additional funds during that period.

Results of Operations

     Nine Months Ended March 31, 2000 and March 31, 1999.  We commenced full
     ---------------------------------------------------
operations during the nine months ended March 31, 2000 and therefore were no longer a development stage enterprise. During the nine months ended March 31, 1999, we had limited operations, generated minimal revenues and, accordingly, management believes that comparison of these periods is not relevant to an understanding of our current financial condition and results of operations.

     On a consolidated basis, we generated revenues of $201,000 for the nine months ended March 31, 2000 at a gross profit in excess of 53%. Operating expenses, exclusive of depreciation and amortization, were $862,000. Paid salaries and wages amounted to $155,000 or approximately 18% of our expenses and we accrued $225,000 in salaries to our executive management team. Legal, accounting and consulting expenses were $101,000, compared to $175,000 for the nine-month period ended March 31, 1999 when we were a development stage company.

     Approximately $272,000 of the $381,000 selling, general and administrative expenses, or 71.4%, for the nine months ended March 31, 2000 represented the overhead of our operating subsidiary, which was incorporated in December, 1998 and not in existence during the major portion of the comparable period of 1999. The amortization of debt discount, a non-cash charge, attributed to warrants issued in connection with notes payable amounted to $83,000 during the nine months ended March 31, 2000 as compared to $61,000 during the same period ended March 31, 1999.

     Years Ended June 30, 1999 and June 30, 1998. We had limited operations
     -------------------------------------------
during the year ended June 30, 1998 and accordingly, management believes that the comparison of the yearly periods is not relevant to an understanding of our current financial condition and results of operations.

     We generated minimal revenues during the year ended June 30, 1999. Beginning January 1999, following our December 1998 purchase of the KABB Assets, we worked on formulating a manufacturing and marketing strategy, and in May 1999 began marketing our products.

     Our operating expenses, exclusive of depreciation and amortization, were $1,006,000 for the year ended June 30, 1999 as compared to $568,000 for the year ended June 30, 1998. In addition, non-recurring consulting and compensation expenses resulting from issuance of Common Stock amounted to $231,000, and legal, accounting and other professional expenses amounted to $198,000, of which the majority represented non-recurring costs incurred while operating as an acquisition company. Of the remaining expenses for the year ended June 30, 1999, $121,000 represented compensation paid to employees, not including $191,000 representing compensation to three of our executive officers that was accrued at June 30, 1999 and contributed to capital by those officers during the nine months ended March 31, 2000. The operating expenses for the year ended June 30, 1999 include six months of overhead for our operating subsidiary, incorporated in December 1998, in the amount of $356,000. The amortization of debt discount, a non-cash charge, attributed to warrants issued in connection with notes payable amounted to $127,000 during the year ended June 30, 1999.


Liquidity and Capital Resources

     Nine Months Ended March 31, 2000.  During the nine months ended March 31,
     --------------------------------
2000, we financed our operations with $465,000, $458,000 of which was raised through the sale of units in two private placements. Those private placements consisted of $148,000 of current period loans from our officers and other lenders which were converted into units of the private note offering and $310,000 from subscriptions received from non-affiliates. An additional $7,000 in net proceeds was received in the form of additional loans from our officers.

     Cash used by operations during the nine months ended March 31, 2000 amounted to $467,000. Net loss of $982,000 was decreased by non-cash depreciation and interest on stock warrant issuance in the amount of $120,000. Net loss was further decreased by increases in accounts payable and accrued expenses in the amount of $447,000 and was increased by net changes in other operating asset and liability accounts of $52,000.

     Year Ended June 30, 1999.  During the year ended June 30, 1999, we financed
     ------------------------
our operations through sales of 72,000 shares of Common Stock in connection with a private placement that raised $72,000. We raised $500,000 from the Union Labor Life Insurance Company through the placement of a 10% note payable with attached warrants to acquire 500,000 shares of our Common Stock at an exercise price of $1.00 per share for a four year period. A second private placement raised $525,000 from 12 individuals by issuing 10% notes with warrants to acquire

525,000 shares of our Common Stock at an exercise price of $1.00 per share for a three year period. The $1,025,000 of notes issued in connection with the private offerings will be repaid from the net proceeds of the initial public offering, as described in the "Use of Proceeds" section of this prospectus.

  Cash used by operations in the year ended June 30, 1999, amounted to $1,079,000. A net loss of $1,618,000 was decreased by a net increase in operating assets and liabilities of $153,000, decreased by non-cash depreciation and interest on stock warrant issuance in the amount of $155,000 and decreased by the issuance of stock to employees and in payment of consulting fees in the amount of $231,000.

  Cash used by investing activities in the amount of $103,000 represented expenditures of property and equipment in the amount of $30,000, purchase of KABB Assets in the amount of $50,000 and costs related to the KABB acquisition in the amount of $23,000.

  Cash, in the net amount of $1,198,000, was provided by financing activities from the issuance of Common Stock and promissory notes, referred to above, in the amount of $1,097,000, collection of a subscription receivable for the purchase of $50,000 of Common Stock in the private placement, and loans, net of repayments, from officers and others in the amount of $51,000.

  Year Ended June 30, 1998.  During the year ended June 30, 1998, we financed
  ------------------------
our operations through the sales of Common Stock in private placement transactions. As of June 30, 1998, we raised $435,000 through the sales of 435,000 shares of Common Stock and incurred expenses in the amount of $49,000. Additional sales of shares of Common Stock to founding stockholders raised $4,000.

  Cash used by operations in the year ended June 30, 1998 amounted to $359,000. A net loss of $573,000 was decreased by a net increase in operating assets and liabilities of $210,000 and by non-cash depreciation of $4,000.

  Cash used by investing activities represented expenditures for property and equipment in the amount of $40,000.

  Cash was provided by financing activities from the sale of Common Stock, referred to above, and loans from officers in the amount of $61,000.

  Management believes that the anticipated net proceeds of the offering and cash flows expected to be generated for future operations will be sufficient to meet presently anticipated needs for working capital and capital expenditures through at least the next 12 months. We presently have no material commitments for future capital expenditures.

Recent Accounting Announcements

  We are required to adopt Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." Statement No. 131 superseded statement No. 14, "Financial Reporting for Segments of a Business Enterprise" and is effective for years beginning after December 31, 1997. Statement 131 establishes standards for the way that public business enterprises report selected information about operating segments in financial reports. Statement 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The addition of statement 131 will not affect our results of operations or financial position, but may affect the disclosure of the segment information in the future.

                                   BUSINESS

Overview

  We provide point-of-use drinking water, filtration and purification products to a variety of customers. Our strategic plan is to grow rapidly within the fragmented drinking water industry. We are presently targeting Fortune 500 and other large companies with our patented five-gallon self-refilling bottle water cooler. The filtration system on our cooler contains different combinations of systems, which utilize sediment filters, reverse osmosis, carbon block, multi-media filters and ultra-violet light.

  We replace traditional five-gallon bottle water coolers with a permanently installed convenient alternative where the bottle never needs changing and water bottles no longer need to be delivered, stored or replaced. In addition, we replace water fountains where users tend to have greater concerns as to sanitation and water quality.

Water Purification Industry Background

  The highly fragmented water purification industry has thousands of companies involved in various capacities, including companies which design fully integrated systems for processing millions of gallons of water for municipal, industrial, and commercial applications, down to the independent water delivery route person.

  According to a recent article appearing in The Wall Street Journal, water supply businesses generate approximately $400 billion in revenue worldwide. Demand for water purification has continued to grow nationally and internationally due to economic expansion, scarcity of usable water, concern about water quality and regulatory requirements. One of the fastest growing segment of the industry is the drinking water segment, including point-of-use filtration systems for providing purified drinking water and bottled drinking water.

Drinking Water Market Analysis

  While many consumers use water filtration systems and drink bottled water for improved taste, there are other more important reasons to do so.

  Risks of Tap Water.  Tap water, regardless of its source, may contain certain
  ------------------
contaminants that can effect one's health. Although municipalities are required to provide drinking water which complies with the Safe Drinking Water Act
(SDWA), the water supplied to homes from municipalities may contain startling levels of chlorine in addition to bacteria, toxins and parasites. Although the water may be purified upon leaving the treatment facility, impurities may be picked up from the pipes used to transfer it to the tap. Lead may also leach into the water from pipes, especially in older construction.

  In the United States, water quality is being compromised by pollution, aging municipal water systems, and contaminated wells and surface water. A USA TODAY investigation in October 1998 reported that the nation's safe drinking water laws are failing. This special report, "Drinking Water's Hidden Dangers", discloses that 58 million people received water that violated testing and purity standards, and that 25 million people received water that had "significant" violations posing "serious threats to public health".

  The awareness level of consumers of the potential hazards of drinking tap water is continuously increasing, and we believe that more educated consumers will be seeking to minimize such potential risks through the purchase of point-of-use filtration systems.

  Risks of Bottled Water.  While some people have resorted to drinking bottled
  ----------------------
water as a safe alternative to tap water, even bottled water can contain impurities. In February 1999, the Natural Resources Defense Council released an extensive four year scientific study of bottled water sold in the United States, titled "BOTTLED WATER: Pure Drink or Pure Hype?" This study included testing of more than 1000 bottles of 103 brands of bottled water. One-third of the bottled waters tested were found, in at least one test sample, to contain levels of contamination that exceeded allowable limits under either state or bottled water standards. Contaminants found in the bottled waters included synthetic organic chemicals, bacteria and arsenic. The study further revealed that, according to government and industry estimates, 25% to 40% of bottled water is just tap water - sometimes with additional treatment, sometimes not. The conclusion of the study was that while consumers spend between 240 to 10,000 times more per gallon for bottled water than they typically do for tap water, "no one should assume that just because he or she purchases water in a bottle that it is necessarily any better regulated, purer, or safer than most tap water".

Business Marketing and Growth Strategy

  Our strategic objective is to achieve rapid growth through the expansion of our business marketing and product lines utilizing a business-to-business marketing strategy primarily targeted at Fortune 500 and other large companies, as well as through strategic alliances with marketing partners.

  Our initial marketing thrust is to create revenue through the sale and leasing of our patented Purific(R) water cooler. Our Purific cooler contains an extensive state-of-the art filtration system with additional features to ensure maximum reliability for the Fortune 500 level of customer. A strong market exists for this product because (i) most Fortune 500 companies are using bottled water and are familiar with its high costs and inconveniences; (ii) water fountain use is a substantially less popular alternative; and (iii) our self-refilling cooler can lead to significant savings.

  We chose a business-to-business marketing approach over utilization of distributors in order to allow us to "own the customer" and therefore manage the relationship. We determined that utilizing in-house sales personnel, as opposed to manufactures' representatives, is critical in the implementation of our marketing plan because in-house sales people are more likely to build customer relationships, whereas commissioned sales representatives typically are transaction oriented. Also, many Fortune 500 and other large companies prefer to deal directly with the manufacturer and not with outside representatives or distributors.

  Our focus is to build interdependent relationships with the decision-makers of our targeted Fortune 500 customers who have the ability to provide long-term revenues through sales to their expansive multiple locations, subsidiaries and operating divisions.

  We have established our target customer based upon the following criteria:

  .  Number of employees

  .  Number of locations

  .  Geographical areas

  .  Industry segment

  We firmly believe that the best source for new business is the existing customer, because it is far less costly to retain and further develop a current client than it is to acquire a new one.

  In order to provide our self-refilling coolers to Fortune 500 and other major companies with locations throughout the country, we utilize a national installation group.

  We have sold our Purific water cooler to the headquarter locations of several Fortune 500 companies, each of which has significant long-term customer value. We will continue to build relationships with the decision-makers of those companies, and we will increase business through incremental sales to our existing and future customers.

  To date, all sales to Fortune 500 clients have been attained through the efforts of our executive management team. In these situations our Purific water cooler has replaced conventional water fountains, bottled water programs and flat-top filtration coolers. Upon completion of this offering, we will hire and train a sales force to further expand our Fortune 500 client base and to cultivate each customer for significant future business.

  Historically, our leads have been primarily obtained through a targeted direct-mail campaign. The CEOs of certain Fortune 500 and other identified companies were sent our "Message in a Bottle" mailing. This mailing included a full size five-gallon bottle with product literature placed inside. Upon hiring of sales personnel, additional mailings will be made to the balance of the Fortune 500 companies and will then be made to other large companies included in the Fortune 1000 and 2000.

  Additional marketing strategies that we intend to utilize include:


  .  Cross Marketing Sales.  Cross marketing partners in diverse industries are
     ---------------------
     being developed to place our Purific water cooler into our customers' places of business with the bottle band advertising our partner's company or product. This banding process is interchangeable and may be used to tie in with other advertising campaigns. Cross marketing opportunities include: doctor's offices, real estate offices, travel industry, insurance, Internet, investment banking and many others.

  .  Internet.  Our Purific water cooler is available for sale or lease on our
     --------
     web Site, www.aquacell.com. Additionally, we are registering with various business-to-business suppliers to include our Purific cooler on their web sites.

  .  General Services Administration (GSA).  We have submitted extensive
     -------------------------------------
     documentation to secure a GSA contract number. Once this contract number has been awarded, we will begin our marketing campaign towards government facilities through such means as the exclusive GSA tradeshow and direct mail campaigns.

  .  Marketing Partners.  Sales to smaller businesses will be made through our
     ------------------
     strategic market partners. Nearly every business, as well as churches, doctor's offices, hospitals and other establishments have water coolers to supply bottled water to their employees, members, patients or visitors. Sales targets include:


        .  Corporate offices                 .  Retail stores (employee lounges)

        .  Manufacturing facilities          .  Lobbies and waiting rooms

        .  Doctors/dentists/hospitals        .  Airline club rooms

        .  School administrative offices     .  Churches

        .  Auto dealers                      .  Country clubs

        .  Banks                             .  Government facilities


Products

  Our water purification products are geared towards the drinking water market that, according to industry studies, is one of the fastest growing sector of the water purification industry.

  Our flagship product is our patented self-refilling Purific water cooler. The cooler is hooked up to a standard municipal (tap) water supply. The water is purified and filtered through multiple step systems and the purified water automatically and continuously fills the permanently attached five-gallon bottle on our cooler system.

  The Purific cooler is available in four models:

  .  HC-2 - Hot/Cold cooler with ProSystem II filtration system

  .  HC-3 - Hot/Cold cooler with ProSystem III filtration system

  .  RC-2 - Room Temp/Cold cooler with ProSystem II filtration system

  .  RC-3 - Room Temp/Cold cooler with ProSystem III filtration system

  Our self-refilling Purific cooler has many advantages over standard water coolers with the replaceable five gallon bottles:


  .  Saves money. Our self-filling cooler has been proven to save most companies
     ----------
     a considerable amount of money over the costs of bottled water alternatives.

  .  No bottles to change.  When changing water bottles, most people spill or
     --------------------
     splash the water, and often a relatively strong person must be located to change the bottle. Also, the cleanliness of the hands of the person changing the bottle is an issue, since anything on their hands will end up in the water.

  .  Reduce potential worker's compensation claims.  Potential worker's
     ---------------------------------------------
     compensation claims from injuries due to lifting the 40-pound bottle can be costly. New proposed OSHA regulations will force companies to take more precautions against potential claims.

  .  No bottles to store.  Replacement water bottles are cumbersome to store,
     -------------------
     taking up a lot of valuable space in an office. The higher the rent, the more it costs to store the water.

  .  Never run out of water.  Since our Purific cooler continuously refills
     ----------------------
     itself as water is dispensed, the cooler always has water available when needed.

  .  No delivery problems.  Deliveries of bottled water can disrupt office
     --------------------
     operations. Additionally, in large office buildings wait time for freight elevators can delay bottled water delivery by several hours, further adding to the inconvenience of bottled water delivery.

  .  Freshly filtered and purified water.  The quality of bottled water varies
     -----------------------------------
     greatly depending upon the source and whether or not it is filtered or purified. Also, water which has been stored in certain areas can absorb taste and odor through the bottle. The water in our Purific water cooler maintains its freshness as it is constantly being replenished.

  .  Air is filtered.  The air used to displace water in our self-refilling
     ---------------
     cooler is filtered through a 1-micron filter. When water is dispensed from traditional water coolers, contaminated air from around the cooler bubbles into the bottle. This air can contain invisible elements from contaminants such as mold, algae, hair spray, oils, grease, dirt, pollen paint and mildew, all of which can taint the water.

  All of our Purific water coolers are equipped with state-of-the-art filtration systems designed to provide high quality filtration and purification. Our filtration systems are tested and validated by the Water Quality Association (a trade association comprised of 2,600 members in the household, commercial, industrial and small system water treatment industry). They are available in two models - ProSystem II or ProSystem III. Both systems include a shut-off valve, pressure regulator, water monitor, sediment filter, the AquaCell multi-media filter and a carbon block filter. The major difference between our filtration systems is that our ProSystem II utilizes ultraviolet light for disinfection, and our ProSystem III utilizes reverse osmosis.

     ProSystem II (Ultraviolet)                                    ProSystem III (Reverse Osmosis)
     --------------------------                                    -------------------------------
     Does not require a drain line                                 Requires a drain line

     Keeps minerals and salts in water                             Removes minerals and salts from water

     Fills bottle at a rate of .75 gallons per minute              Produces 25 gallons of water per day

     Produces one (1) gallon of water per one (1) gallon of        Produces one (1) gallon of water per four (4) gallons of
     tap water                                                     tap water

  For most customers, the ProSystem II will perfectly suit their needs. Some customers, however, will prefer reverse osmosis water either because they have gotten used to drinking water without minerals or because of poor quality water, such as in areas where the water has a high salt content.

  There are, however, certain times when the ProSystem III is not recommended, such as (i) in offices with high employee concentration (in a typical 8-hour work day, more than eight gallons of water may be consumed); (ii) in areas where drain lines are not readily available; and (iii) where water conservation concerns conflict with high water use.

Replacement Filters

  We also sell replacement filters for our Purific water coolers. The filtration systems on our patented water coolers require replacement after 2,000 gallons of water have passed through the system or after one (1) year from the date of installation, whichever comes first. The filtration system automatically shuts off when the threshold for the preset number of gallons is met, alerting the customer to call for replacement filters. We also contact our customers on an annual basis to facilitate timely replacement of filters. Customers with high water usage often stock replacement filters. The revenue from replacement filters will be significant and will increase from year to year as we sell more water coolers.

  Other products to be offered by us include:

  . Filtration systems are available for under-the-sink usage and they may also be connected to standard water-fountains.

  . Our "Traveler" system is a portable compact multi-stage filtration system that provides drinkable water for campers, international travelers or for emergency use.

Customers

  Our customers currently consist mostly of Fortune 500 companies across a broad range of industries including investment banking, consumer products, aerospace, entertainment, banking, brokerage houses, manufacturing and insurance. Our customers also include professional service providers and governmental agencies.


Production, Raw Materials and Supplies

  Our Products are manufactured in our 10,000 square foot manufacturing facility located in Rancho Cucamonga, California. This strategically located facility is located within a 100 mile radius of 95% of our suppliers allowing for "just-in-time" inventory. Our product has a low cost of manufacturing. Less than 10% of product cost is in labor, allowing for high gross profit margins because our operations do not require a large full time employee base and, when needed, temporary employees are readily available.

  Our facility utilizes manufacturing processes that follow the guidelines of the Water Quality Association. The manufacturing process of our various products includes utilization of injection molded parts, for which we own the molds. Multiple vendors have been identified as sources for parts and supplies for our products and we do not anticipate any shortages of such materials.

  We maintain a controlled low inventory of finished goods. Upon completion of manufacture, each product undergoes quality assurance testing prior to shipping and installation. The raw materials and components used in these products are commonly available commodities such as off the shelf water coolers, water bottles, various fittings, plastic tubing, wiring, valves, sediment filters, reverse osmosis membrane filters and ultra-violet lights. Our products are fabricated from these materials and assembled together with products bought from other companies to form an integrated product. We do not depend on any single supplier. If any supplier were to become unable to perform, we believe we could readily find a substitute source. We are not a party to any material long-term fixed price supply contracts.

Government Regulation

  Federal, state, local and foreign environmental laws and regulations require substantial expenditures and compliance with water quality standards and impose liabilities for noncompliance. We believe that environmental laws and regulations and their enforcement are, and will continue to be, a significant factor affecting the marketability of our products. The treatment of drinking water in the United States is governed by the Safe Drinking Water Act. The 1996 amendments to the Act emphasize risk-based standards for contaminants in drinking water, afford small water supply systems operational flexibility and provide assistance to water system infrastructures through a multi-billion-dollar Drinking Water State Revolving Fund. The Fund program assists public water systems with the financing of the costs of drinking infrastructure that is necessary to achieve or maintain compliance with the SDWA requirements and to protect public health. The Fund, patterned after the State Revolving Fund contained in the Clean Water Act, provides funding to the states to establish a renewable source of financing for drinking water infrastructure projects. The Fund program is designed to ensure that the drinking water supplies in the United States remain safe and affordable, and that systems that receive funding will be properly operated and maintained. Regulations under the Safe Water Drinking Act also established maximum containment levels for a wide variety of chemicals that may be present in drinking water treatment to meet applicable standards.

  Any changes in applicable regulations or their enforcement may affect our operations by imposing additional regulatory compliance costs on our customers, requiring modification of our products or affecting the market for our products. To the extent that demand for our products are created by the need to comply with such enhanced standards or their enforcement, any modification of the standards or their enforcement may reduce demand, thereby adversely affecting our business, financial condition or results of operations. Conversely, changes in applicable environmental requirements imposing additional regulatory compliance requirements or causing stricter enforcement of these laws or regulations could increase the demand for our products.

Competition

  The drinking water purification industry is fragmented and highly competitive due to the large number of businesses within certain product areas. We compete with many companies which have greater market penetration, depth of product line, resources and access to capital, all of which could be competitive advantages. Competitors include: bottled water companies such as Arrowhead, Deer Park, Poland Spring, and Sparkletts; water filtration system manufacturers such as Culligan (owned by US Filter Corporation), Brita (owned by Clorox) and Pur (owned by Proctor and Gamble); and flat-top point-of-use water cooler manufacturers such as Oasis, Cordley-Temprite, and Mutual of Omaha's Innowave product.

  While we believe that we can deliver our products on an economically competitive basis, there can be no assurance in that regard. In addition, many competitors have greater financial resources than us to finance their expansion and internal growth opportunities. Consequently, we may encounter significant competition in our efforts to achieve our strategic goals.

Intellectual Property

  We own a United States and Canadian patent on our automatic-refilling purified bottle water cooler. These patents do not expire until November 20, 2006 and October 2, 2009, respectively. We have federally registered our Purific trademark and have pending applications to federally register our AquaCell and ArcticFresh marks. We also conduct business in California under the name Global Water Solutions, Inc. We will seek to improve our patented technology and obtain additional patent protection where appropriate. As part of our operating strategy, we intend to focus on establishing brand name recognition in the consumer and retail market segment of the water purification and treatment industry with respect to our various product lines. We intend to seek appropriate additional trademark or servicemark registrations in connection with our product and service offerings.

Employees

  As of May 1, 2000, we had approximately eight employees. None of our employees are covered under collective bargaining agreements. Management believes we maintain good relationship with our employees.

Legal Proceedings

  We are not currently subject to any material litigation nor, to our knowledge, is any material litigation being threatened against us.

Properties

  Our principal executive office and our 10,000 square foot manufacturing facility are located in Rancho Cucamonga, California under a five (5) year lease that commenced on January 1, 1999 and expires on December 31, 2004. That lease has an average annual base rent of $69,600. We also maintain an approximately 1,000 square foot satellite office in Englewood Cliffs, New Jersey under a three
(3) year lease that commenced on December 1, 1997 and expires on November 30, 2000. That lease has an average annual base rent of $17,334. We believe that, if necessary, alternative space is readily available at comparable rates and on comparable terms with respect to all of our leased properties. We also believe that we can obtain additional space necessary to support increases in our future operation. We believe that the properties described above are currently protected by adequate insurance.

                                  MANAGEMENT

Directors and Executive Officers

  Information with respect to our directors and executive officers is set forth below.


          Name                Age                           Position
          ----                ---                           --------
James C. Witham............   59         Chairman of the Board and Chief Executive Officer

Karen B. Laustsen..........   40         President, Chief Operating Officer, Secretary and Director

Gary S. Wolff..............   62         Treasurer, Chief Financial Officer and Director

Glenn A. Bergenfield.......   46         Director

Dr. William DiTuro.........   46         Director

Gregory W. Preston.........   44         Director

  Mr. James C. Witham founded AquaCell in March, 1997 and serves as its Chairman and Chief Executive Officer. Prior to founding AquaCell, Mr. Witham founded JW Acquisition Co. in May, 1996 and served as its Chief Executive Officer until March, 1997. From April, 1987 through May, 1996, Mr. Witham founded and served as Chairman, Chief Executive Officer and President of U.S. Alcohol Testing of America, Inc. (USAT), a publicly traded company. Mr. Witham also served as Chairman and Chief Executive Officer of USAT's two publicly held subsidiaries, U.S. Drug Testing, Inc. and Good Ideas Enterprises, Inc. Mr. Witham is the husband of Karen B. Laustsen, President of AquaCell.

  Ms. Karen B. Laustsen is a founder of AquaCell and has served as its President, Chief Operating Officer, Secretary, and as a Director since March, 1997. Prior to founding AquaCell, Ms. Laustsen served as President of JW Acquisition Co. from May, 1996 through March, 1997. From April, 1986 through May, 1996, Ms. Laustsen served as Executive Vice President and a director of USAT. Ms. Laustsen also served on the board of directors of U.S. Drug Testing, Inc. and Good Ideas Enterprises, Inc. Ms. Laustsen is the wife of James C. Witham, Chairman of AquaCell.

  Mr. Gary S. Wolff is a founder of AquaCell and has served as its Treasurer, Chief Financial Officer and as a Director since March, 1997. Prior to founding AquaCell, Mr. Wolff served as Chief Financial Officer and a director of U.S. Alcohol Testing of America, Inc. (USAT), a publicly held company from April, 1987 through July, 1996. Mr. Wolff also served as Chief Financial Officer and as a director of U.S. Drug Testing, Inc. and as Treasurer and a director of Good Ideas Enterprises, Inc. He is licensed as a Certified Public Accountant in the States of New York and New Jersey and during the period from July, 1996 through March, 1997 he was self-employed as a sole practitioner of accounting.

  Mr. Glenn A. Bergenfield has been a director of AquaCell since July 1997. For the past fifteen years, Mr. Bergenfield has been self-employed as a sole practitioner of law in the State of New Jersey. Mr. Bergenfield served as Treasurer and a director of USAT, and as a director of U.S. Drug Testing, Inc. and Good Ideas Enterprises, Inc.

  Dr. William DiTuro has been a director of AquaCell since July 1997. Dr. DiTuro has been self-employed as a sole practitioner of general pediatrics since 1986 and has served as a clinical instructor of pediatrics at the Robert Wood Johnson Medical School. Dr. DiTuro served as a director of USAT, U.S. Drug Testing, Inc. and Good Ideas Enterprises, Inc.

  Mr. Gregory W. Preston became a director of AquaCell in September, 1999. Mr. Preston has been a partner in the law firm of Allen Matkins Leck Gamble & Mallory LLP since October 1999. Previously he was a partner at McDermott, Will & Emery from January, 1996 through September, 1999, and from January 1991 until January 1996 he was a partner at Brobeck, Phleger & Harrison where he was also an associate from 1983 until 1991. Mr. Preston received a L.L.M. degree from New York University School of Law in 1983, a J.D. degree, cum laude, from Southwestern University in 1982, and a B. A. degree from Colgate University in 1977.

Classified Board

  Our Restated Certificate of Incorporation provides for three classes of directors. Directors Witham and Bergenfield have been appointed to Class I and will serve until the meeting of stockholders in 2003; directors Laustsen and DiTuro have been appointed to Class II and will serve until the meeting of stockholders in 2002; and directors Wolff and Preston have been appointed to Class III and will serve until the annual meeting of stockholders in 2001. After these directors' terms expire, newly elected directors shall serve for three year terms or until their successors are duly elected and qualified.

Board Committees

  The Board of Directors maintains an Executive Committee currently consisting of directors Witham, Laustsen and Wolff, which has all of the authority of the Board of Directors except as limited by applicable law. In addition we have an Audit Committee and a Compensation Committee which are required to consist of a majority of outside directors. The Audit Committee, currently consisting of directors Bergenfield and DiTuro, oversees actions taken by our independent auditors and reviews our internal audit controls. The Compensation Committee, currently consisting of directors Witham, Bergenfield and DiTuro, reviews the compensation levels of our employees and makes recommendations to the Board regarding compensation.

Director Compensation

  The members of the Board of Directors and any advisors to the Board are reimbursed for out-of-pocket and travel expenses incurred in attending Board meetings. We have granted options to purchase 275,000 shares of Common Stock to our independent directors at an exercise price of $1.00 per share. See "Principal Stockholders" below. Additionally, each independent director and any advisor will receive $2,000 for each Board meeting attended following completion of this offering and they are also entitled to receive an option to purchase up to 15,000 shares of our Common Stock for each year of service. Directors receive no other compensation for service on the Board of Directors.

Compensation of Executive Officers

  Summary Compensation Table. The following table sets forth compensation information for James C. Witham, our Chairman of the Board and Chief Executive Officer. No other officer or director received compensation in excess of $100,000 for fiscal years 1997, 1998 or 1999.


                                                                                                    Long-Term
                                                                        Annual Compensation        Compensation
                                                                    ---------------------------
                                                                                                      Options        All Other
              Name and Principal Position                           Year     Salary       Bonus       Granted     Compensation/(2)/
              ---------------------------                           ----     ------       -----       -------     --------------
James C. Witham................................................     1999     $52,960/(1)/ $  --           --            $    --
Chairman of the Board and Chief Executive Officer                   1998     $76,499      $  --           --            $30,000
                                                                    1997     $    --      $  --           --            $    --
_______________

/(1)/ After contribution to capital of $100,039 of accrued and unpaid salary in 1999.

/(2)/ Includes consulting fees paid to Mr. Witham from September 1, 1997 through
      December 31, 1997, prior to his becoming an employee.

      Employment Agreements. Effective with the completion of this offering, we will enter into five-year employment agreements with each of Mr. Witham and Ms. Laustsen, and a two-year employment agreement with Mr. Wolff. These agreements are to provide for base salaries of $265,000, $160,000, and $142,000, respectively, and are also to provide for bonuses to be paid based upon established financial performance targets. Each of these employment agreements is to contain standard noncompete, confidentiality and benefit provisions, including provisions for severance compensation in the event of a termination without cause or transactions that result in a change in control of AquaCell. Each of these contracts provide that after the first year, the base salary amounts will be subject to increase by 50% of the amount of any bonus, with such bonus to be based on net sales and net income earned during the prior year. The terms of the employment agreements, including bonus criteria have been reviewed and approved by the Compensation Committee.

Summary of Incentive Stock Plan

  Our 1998 Incentive Stock Plan, covering 1,000,000 shares of our Common Stock, will be administered by the Compensation Committee of our Board of Directors. Among the Compensation Committee's powers will be the authority to:

  .  interpret the plan;

  .  establish rules and regulations for its operation;

  . select officers, other key employees, consultants and advisors to receive awards; and

  .  determine the form, amount and other terms and conditions of awards.

  Directors, officers, key employees and independent contractors will be eligible to participate in the plan. The selection of participants is within the discretion of the Compensation Committee.

  The plan provides for the grant of any or all of the following types of awards:

  . stock options, including nonqualified stock options and incentive stock options;

  .  stock awards;

  .  stock appreciation rights;

  .  performance shares; and

  .  performance units.

Awards may be granted by themselves, in combination or in tandem with other awards as determined by the Compensation Committee.

  . Under the plan, the Compensation Committee may grant awards in the form of nonqualified stock options or incentive stock options, shares of our Common Stock, stock appreciation rights, performance shares or performance units. The Compensation Committee, with regard to each stock option, will determine the number of shares subject to the option, the manner and time of the option's exercise and vesting, and the exercise price per share of stock subject to the option. The following limitations are applicable under the plan: no incentive stock options may be exercisable later than ten years after the date they are granted and no nonqualified stock options may be exercisable later than fifteen years after the date they are granted;

  . the aggregate fair market value at the time of grant of shares of Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year cannot be more than $100,000;

  . the exercise price of a stock option will not be less than 100% of the fair market value of the shares of Common Stock on the date the option is granted for incentive stock options or less than 85% of the market value for non qualified stock options (or, in either case, not less than 110% of fair market value if the optionee is an officer, director or a 10% stockholder);

  . the option price must be paid by a participant by check or, in the discretion of the Compensation Committee, by delivery of our Common Stock; and

  . awards may be subject to such terms, conditions, restrictions or limitations, as the Compensation Committee deems appropriate, including restrictions on transferability and continued employment.

  Under the plan, each stock appreciation right will entitle the holder to elect to receive the appreciation in the fair market value of the shares subject to the stock appreciation right up to the date the right is exercised. Stock appreciation rights may be granted independent of, or in connection with, stock options. In the case of stock appreciation rights issued independent of stock options, the appreciation shall not be measured from a value less than 85% of the fair market value of the shares on the date of grant. If the stock appreciation rights are issued in connection with stock options, the appreciation shall be measured from not less than the option price. No stock appreciation right may be exercised earlier than six months after the date of grant or later than the earlier of the term of the related option or fifteen years after the date it was granted.

     Performance shares and units may be awarded either alone or in addition to other awards and will consist of:

     . in the case of performance shares, the right to receive shares of Common Stock or cash of equal value at the end of a specified performance period; or

     . in the case of performance units, the right to receive a fixed dollar amount, payable in cash or shares of Common Stock or a combination of both at the end of a specified performance period.

The Compensation Committee may condition the performance shares or units on the attainment of specified performance goals or such other facts or criteria as the committee shall determine.

     The plan provides that awards shall not be transferable otherwise than by law or by will or the laws of descent and distribution. However, the Compensation Committee may permit the transferability of an award to members of the participant's immediate family or trusts or family partnerships for the benefit of such family members.

     The Board of Directors has the right to amend, suspend or terminate the plan at any time, subject to the rights of participants under any outstanding awards. However, no amendment to the plan may be made without the approval of our stockholders if such approval is required by law or regulatory authority.

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of our Common Stock and presently exercisable options to acquire Common Stock, as of April 30, 2000, as adjusted to reflect the sale of our Common Stock offered through this prospectus, held by (i) each person known by us to own beneficially more than 5% of our Common Stock, (ii) each of our directors, (iii) the Chief Executive Officer and each other executive officer, and (iv) all directors and executive officers as a group. Except as otherwise noted, we believe the persons listed below have sole investment and voting power with respect to our Common Stock owned by them.

                                                                                            Percentage of Common Stock
                                                                                            --------------------------
                                                             Shares of Common Stock       Before                 After
                                                             ----------------------       -----                  -----
                  Name and Address                            Beneficially Owned         Offering               Offering
-----------------------------------------------------         ------------------         --------               --------
James C. Witham/(1)/...................................             2,100,000               40.1%                 30.1%
10410 Trademark Street
Rancho Cucamonga, CA 91730

Karen B. Laustsen/(2)/.................................               600,000               11.5%                  8.6%
10410 Trademark Street
Rancho Cucamonga, CA 91730

Michael Witham.........................................               337,500                6.6%                  4.9%
10410 Trademark Street
Rancho Cucamonga, CA 91730

Gary S. Wolff/(3)/.....................................               507,500                9.8%                  7.3%
10410 Trademark Street
Rancho Cucamonga, CA  91730

Glenn A. Bergenfield/(4)/..............................               177,500                3.4%                  2.5%
10410 Trademark Street
Rancho Cucamonga, CA 91730

Dr. William DiTuro/(5)/................................               132,500                2.6%                  1.9%
10410 Trademark Street
Rancho Cucamonga, CA 91730

Gregory W. Preston/(6)/................................                65,000                1.2%                   .9%
10410 Trademark Street
Rancho Cucamonga, CA 91730

Union Labor Life Insurance Co./(7)/....................               550,000                9.7%                  7.4%
111 Massachusetts Ave., NW
Washington, DC 20001
All officers and directors as a group (six (6)
 persons)..............................................             3,582,500               64.0%                 48.8%

______________________

/(1)/ Includes an aggregate of 500,000 shares owned of record by Witham Group, LLC and JW Acquisitions, LLC which are entities in which Mr. Witham controls 100% of the outstanding equity and 100,000 shares which are issuable upon the exercise of currently outstanding warrants.

/(2)/ Includes 100,000 shares which are issuable upon the exercise of currently outstanding warrants.

/(3)/ Includes 50,000 shares which are issuable upon the exercise of currently outstanding warrants.

/(4)/ Includes 90,000 shares which are issuable upon the exercise of currently vested stock options and outstanding warrants.

/(5)/ Includes 55,000 shares which are issuable upon the exercise of currently vested stock options and outstanding warrants.

/(6)/ Consists entirely of shares which are issuable upon the exercise of currently vested stock options.

/(7)/ Consists entirely of shares which are issuable upon the exercise of currently outstanding warrants.

                         DESCRIPTION OF CAPITAL STOCK

General

  Our authorized capital stock consists of 50 million shares of capital stock, par value $0.001 per share. Currently 40 million of such shares of capital stock are classified as Common Stock and 10 million are classified as Preferred Stock. As of April 30, 2000, 5,138,250 shares of our Common Stock were outstanding and held of record by 52 stockholders. Our Restated Certificate of Incorporation authorizes the Board to classify any of the unissued shares of authorized Preferred Stock into one or more different classes or series of Preferred Stock which may be issued from time to time with such distinctive designations, rights and preferences as may be determined by the Board. We may issue Preferred Stock for possible future financings of acquisitions or for general corporate purposes without any legal requirement that further stockholder authorization for such issuance be obtained. The issuance of Preferred Stock could have the effect of making an attempt to gain control of us more difficult by means of a merger, tender offer, proxy contest or otherwise. Preferred Stock, if issued, could have a preference on dividend payments which could affect our ability to make dividend distributions to the holders of our Common Stock.

Common Stock

  Dividends.  Holders of our Common Stock will be entitled to dividends declared
  ---------
and payable at such times and in such amounts as the Board will from time to time determine out of funds legally available therefore. The rights of holders of our Common Stock to receive dividends will be subject and subordinate to the rights of any future holders of Preferred Stock as may be authorized by us.

  Liquidation.  Upon our liquidation, dissolution or winding up (either
  -----------
voluntary or involuntary), after payment of liabilities, any future holders of classes of our Preferred Stock or other senior stock, as may be authorized by us, will be entitled to receive the payment of all liquidation and other preference amounts; the holders of our Common Stock will be entitled to receive our remaining assets available for distribution to our stockholders pro rata according to the number of shares held. The following shall not constitute a liquidation, dissolution or winding up for the foregoing purposes: (i) our consolidation or merger with or into another corporation; (ii) a merger of any other corporation with or into us or (iii) the sale of all or substantially all of our property or business (other than in connection with a winding up of our business).

  Voting.  Each holder of our Common Stock is entitled to one vote for each
  ------
share held of record on each matter submitted to vote of holders of our Common Stock.

  Other Rights.  There are no preemptive or other subscription conversion,
  ------------
redemption or sinking fund rights or provisions with respect to shares of our Common Stock. We hold annual stockholder meetings, and special meetings may be called by the President or Secretary or holders of at least 20% of the total voting power of all outstanding share of our capital stock then entitled to vote or a majority of the Board. Our Restated Certificate of Incorporation may be amended in accordance with the Delaware General Corporation Law, subject to certain limitations set forth therein.

  Outstanding Options, Warrants and Contingent Shares.  As of the date of this
  ---------------------------------------------------
prospectus, up to 2,190,000 shares of Common Stock are issuable pursuant to outstanding options, warrants and contingent shares excluding the 175,000 shares of Common Stock reserved for issuance upon the exercise of warrants granted to the underwriters as follows:

  . 1,845,000 shares of Common Stock are issuable, in connection with outstanding warrants, of which 1,795,000 shares are issuable at an exercise price of $1.00 per share and the remaining 50,000 shares are issuable at an exercise price of $5.00 per share;

  . 305,000 shares of Common Stock are issuable, in connection with outstanding options, at an exercise price of $1.00 per share; and

  . 40,000 shares of Common Stock are issuable at an exercise price of $1.00 per share upon achieving certain performance criteria contained in a sale representation agreement.

  Underwriters' Warrants.  At the closing of this offering, we will sell to
  ----------------------
Grady & Hatch and Company, Inc. underwriters' stock warrants to purchase up to 175,000 shares of our Common Stock for an aggregate purchase price of $100. The underwriters' stock warrants will be exercisable to purchase our Common Stock at a price equal to $7.50 per share at any time during the four (4) year period commencing one (1) year from the effective date of this prospectus. The underwriters' stock warrants will expire four years after the date of this prospectus.

Section 203 of the Delaware General Corporation Law

  Our Restated Certificate of Incorporation expressly provides that we have elected not to be governed by section 203 of the Delaware General Corporation Law, which prohibits certain business combinations with certain stockholders for a period of three (3) years after they acquire 15% or more of the outstanding voting stock of a corporation.

Indemnification

  Our Restated Certificate of Incorporation obligates us to indemnify our directors and officers and to pay or reimburse expenses for such individuals, in advance of the final disposition of a proceeding, to the maximum extent permitted from time to time by the Delaware General Corporation Law. With respect to our directors and officers, the Delaware General Corporation Law permits us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by us or in the right of us) by reason of the fact that the person is or was a director, officer, employee or agent of ours, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, the person had no reasonable cause to believe the conduct was unlawful. The Delaware General Corporation Law also permits us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by us or in the right of us to procure a judgment in our favor by reason of the fact that the person is or was a director, officer, employee or agent of ours, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person is adjudged to be liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court deems proper.

  As authorized by the Delaware General Corporation Law, our Restated Certificate of Incorporation provides that none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision is to eliminate our rights and our stockholders rights (through stockholders' derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate our rights or the rights of any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, our Restated Certificate of Incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers and controlling persons of AquaCell pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Transfer Agent and Registrar

  The transfer agent and registrar for our Common Stock will be U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Glendale, California 91204.


                             CERTAIN TRANSACTIONS

  On August 6, 1998 we completed the sale of 507,000 shares of our Common Stock to individuals pursuant to a private placement and raised $507,000. A total of 90,000 shares out of those 507,000 shares were purchased by Mr. Bergenfield and Dr. DiTuro.

  During November 1998 we sold six (6) units of our note payable-private loan offering. Each unit consists of a $25,000 six month promissory note with interest at the rate of 10% per annum and a three year warrant exercisable for 25,000 shares of our Common Stock at $1.00 per share. Purchasers of these units included Ms. Laustsen, Messrs. Wolff, Bergenfield and Dr. DiTuro.

  On October 31, 1999, $200,000 in notes payable, representing a total of 2 units in a $500,000 note payable-private loan offering, were purchased by our executive officers as follows: James Witham $100,000; Karen Laustsen $75,000; and Gary Wolff $25,000. Each full unit consists of a $100,000 six month promissory note with interest at the rate of 10% per annum and a three year warrant exercisable for 100,000 shares of our Common Stock at $1.00 per share.

  During September 1999 we had a capital contribution of $191,000 of prior year accrued and unpaid salaries to our executive officers as follows: James Witham $100,000; Karen Laustsen $39,200; and Gary Wolff $51,800.

  At March 31, 2000 we had an aggregate of $225,000 in accrued and unpaid salaries to our executive officers as follows: James Witham $118,000; Karen Laustsen $46,000; and Gary Wolff $61,000. We intend to pay all accrued salaries out of available working capital following the completion of this offering.

  During March 2000 we sold a unit in our note payable-private loan offering to Mr. Bergenfield. The unit consisted of a $35,000 six month promissory note with interest at the rate of 10% per annum and a three year warrant exercisable for 35,000 shares of our Common Stock at $1.00 per share.

                        SHARES ELIGIBLE FOR FUTURE SALE

  On the closing of this offering, 6,888,250 shares of our Common Stock will be outstanding. The 1,750,000 shares of our Common Stock to be sold in this offering (other than those that may be purchased by our affiliates) will be freely tradeable. The remaining outstanding shares of our Common Stock may be publicly resold only following their effective registration under the Securities Act or pursuant to an available exemption (such as provided by Rule 144 promulgated pursuant to the Securities Act) from the registration requirements of the Securities Act. These remaining shares were issued and sold by us in private transactions in reliance on exemptions from registration under the Securities Act. The holders of our outstanding Common Stock have agreed that they will not, without the prior written consent of Grady & Hatch and Company, Inc., offer, sell or otherwise dispose of any shares of Common Stock, or any securities convertible into, or exercisable for, shares of our Common Stock, until after the expiration of the one (1) year Lock-up Period, except that they may transfer shares of our Common Stock in a transaction not involving any public offering, including to a family member, or in the event of death by will or by operation of law, provided that any such transferee of our Common Stock agrees to be bound by the one (1) year Lock-up Period. These restrictions will be applicable to any shares any of those persons acquire in this offering or otherwise during the one (1) year Lock-up Period. Sales made pursuant to Rule 144 must comply with applicable holding periods and volume limitations and certain other requirements.

  Sales of substantial amounts of our Common Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices of our Common Stock and could impair our future ability to raise capital through an offering of our equity securities.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement among us and Grady & Hatch and Company, Inc., as representative, each of the underwriters named below has severally agreed to purchase from us, and we have agreed to sell to each of the underwriters, the respective number of shares of our Common Stock set forth opposite each underwriter's name.

                                               Number of
     Underwriter                                Shares
     -----------                                ------
     Grady & Hatch and Company, Inc.


        Total

  The underwriters propose to offer the shares of our Common Stock initially at the public offering price set forth on the cover page of this prospectus, and to selling group members at that price less a 10% discount, or $____ per share. The underwriters may allow concession not in excess of $______ per share of our Common Stock to certain other dealers who are members of the National Association of Securities Dealers, Inc. The underwriters may allow and such dealers may reallow concessions not in excess of $______ per share to certain other dealers. After the public offering, the offering price and other selling terms may be changed by the Underwriters.

  We have agreed to pay Grady & Hatch and Company, Inc. a non-accountable expense allowance of 3% of the aggregate offering price of our Common Stock sold in this offering (including any shares purchased pursuant to the over-allotment option), of which $10,000 has been paid by us to Grady & Hatch and Company, Inc. to cover a portion of the due diligence expenses and underwriting costs related to this offering.

  The underwriters have been granted a 45-day over-allotment option to purchase from us up to 262,500 additional shares of our Common Stock at the public offering price less the underwriting discount. If the underwriters exercise such over-allotment option, then each of the underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof as the number of shares of our Common Stock to be purchased by it as shown in the above table bears to the 1,750,000 shares of our Common Stock offered hereby exclusive of the underwriters' over-allotment option. The underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of our Common Stock offered hereby.

  The Underwriting Agreement provides that we will indemnify the underwriters and controlling persons, if any, against certain civil liabilities, including liabilities under the Securities Act, or will contribute to payments that the underwriters or any such controlling persons may be required to make in respect thereof.

  The Underwriting Agreement also provides that Grady & Hatch and Company, Inc. shall have the right to designate a non-voting advisor to our Board of Directors for a period of two (2) years after the effective date of this prospectus, provided such advisor is acceptable to us. This advisor shall attend meetings of our Board of Directors and shall be entitled to receive reimbursement for all reasonable costs incurred in attending such meetings. As of the date of this prospectus, no such advisor has been designated.

  We have agreed to sell to Grady & Hatch and Company, Inc. or its designees, for nominal consideration, warrants to purchase an aggregate of 175,000 shares of Common Stock at an exercise price of $7.50 per share. The shares of our Common Stock subject to those warrants will be identical in all respects to the shares of our Common Stock offered to the public by this offering. All of the warrants sold to Grady & Hatch and Company, Inc. will be exercisable for a four-year period commencing one (1) year after the date of this prospectus. We have agreed to file and maintain a current registration statement with respect to the underlying Common Stock during the period beginning one year after the date of this prospectus and ending five (5) years after the date of this prospectus. Those warrants will contain anti-dilution provisions providing for appropriate adjustment of the exercise price and number of securities that may be purchased upon the occurrence of certain specified events. Under NASD rules, the warrants may be transferred to co-underwriters, members of the selling group and to their respective officers and partners.

  Upon the closing of this offering, we will enter into a financial consulting agreement with Grady & Hatch and Company, Inc. pursuant to which Grady & Hatch and Company, Inc. will receive a consulting fee in an amount equal to two (2%) percent of the dollar amount of our Common Stock sold in this offering (including securities sold pursuant to the over-allotment option, to the extent exercised), for consulting services which shall be rendered by Grady & Hatch and Company, Inc. for a period of one (1) years from the date of this prospectus. Such consulting services shall include, but shall not be limited to, advising us in connection with possible acquisition opportunities, advising us regarding stockholder relations including the preparation of our annual report and other releases, assisting in long-term financial planning, advising us in connection with corporate reorganizations, expansion and capital structure, and other financial assistance. Such consulting fee shall be paid in full in advance at each closing of this offering.

  The Underwriting Agreement also provides that if we, within three (3) years from the effective date of this prospectus, enter into any agreement or understanding with any person or entity exclusively introduced by Grady & Hatch and Company, Inc. involving any of the following transactions which were originated exclusively by Grady & Hatch and Company, Inc.:

  .  the sale of all or substantially all of our assets;

  . the merger or consolidation of us (other than a merger or consolidation effected for the purpose of changing our domicile) with another entity, or

  . the acquisition by us of the assets or stock of another business entity, which agreement or understanding is thereafter consummated, whether or not during such three (3) year period.

then we, upon such consummation, shall pay to Grady & Hatch and Company, Inc. an amount equal to the following percentages of the consideration paid by us in connection with such transaction: 5% of the first $1,000,000 or portion thereof, of such consideration; 4% of the second $1,000,000 or portion thereof of such consideration; and 3% of such consideration in excess of the first $2,000,000 of such consideration. The fees payable to Grady & Hatch and Company, Inc. will be in the same form of consideration as that paid by or to us, as the case may be, in any such transactions.

  In order to facilitate this offering, certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of our Common Stock during and after this offering. Specifically, the underwriters may over-allot or otherwise create a short position in our Common Stock for their own account by selling more shares of our Common Stock than have been sold to them. The underwriters may elect to cover any such short position by purchasing shares of our Common Stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, such persons may stabilize or maintain the price of our Common Stock by bidding for or purchasing shares of our Common Stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of our Common Stock previously distributed in this offering are repurchased in connection with stabilizing transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our Common Stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our Common Stock to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on Nasdaq and AMEX and, if commenced, may be discontinued at any time.

  In connection with this offering, certain underwriters and selling group members or their respective affiliates who are qualified market makers on Nasdaq or AMEX may engage in passive market making transactions in our Common Stock on Nasdaq or AMEX in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

                            CHANGES IN ACCOUNTANTS

  In January 2000, we appointed Richard A. Eisner & Company, LLP ("Eisner") to replace Deloitte & Touche LLP ("Deloitte") as our independent auditors. The decision to change independent auditors was approved by our Board of Directors. There were no disagreements between us and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. Deloitte had not issued a report in the past two fiscal years containing a disclaimer or adverse or qualified opinion. There were no disagreements between the date of the last audit report prepared by Deloitte and the date they were discharged in favor of Eisner.

                                 LEGAL MATTERS

  The validity of the issuance of our Common Stock offered hereby will be passed upon by Allen Matkins Leck Gamble & Mallory LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Lester Morse, P.C. A partner in Allen Matkins is a director of AquaCell and holds an option to purchase 215,000 shares of our Common Stock.

                                    EXPERTS

  Our consolidated financial statements as of June 30, 1999 and 1998 and for the years then ended and for the period from March 19, 1997 (date of inception) through June 30, 1999, included in this prospectus have been audited by Richard
A. Eisner & Company, LLP, independent auditors, as stated in their report which is included herein, and has been given upon their authority as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  We have not previously been subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended. We have filed a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act with the Securities and Exchange Commission (the "Commission") with respect to this offering. This prospectus, filed as part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, or the exhibits or schedules thereto, in accordance with the rules and regulations of the Commission, and reference is hereby made to such omitted information. The statements made in this prospectus concerning documents filed as exhibits to the Registration Statement accurately describe the material provisions of such documents and are qualified in their entirety by reference to such exhibits for complete statements of their provisions. The Registration Statement, of which this prospectus is a part, and exhibits and schedules thereto can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at 7 World Trade Center, New York, New York 10048 and Northwest Atrium, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a World Wide Web site (address: http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                 Page
                                                                                                 ----
Historical Financial Statements
Independent Auditors' Report.................................................................... F-2
Consolidated Balance Sheet as of June 30, 1999.................................................. F-3
Consolidated Statements of Operations for the years ended June 30, 1999 and June 30, 1998....... F-4
Consolidated Statements of Capital Deficiency for the years ended June 30, 1999 and
  June 30, 1998................................................................................. F-5
Consolidated Statements of Cash Flows for the years ended June 30, 1999 and June 30, 1998....... F-6
Notes to Financial Statements................................................................... F-7

(Unaudited)
Condensed Consolidated Balance Sheet as of March 31, 2000....................................... F-14
Condensed Consolidated Statements of Operations for the nine months ended March 31, 2000 and
  March 31, 1999................................................................................ F-15
Condensed Consolidated Statement of Capital Deficiency for the nine months ended March 31,
  2000.......................................................................................... F-16
Condensed Consolidated Statements of Cash Flows for the nine months ended March 31, 2000 and
  March 31, 1999................................................................................ F-17
Notes to Condensed Consolidated Financial Statements............................................ F-18


INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Aquacell Technologies, Inc.
Rancho Cucamonga, California


We have audited the accompanying consolidated balance sheet of Aquacell Technologies, Inc. (formerly Global Water Solutions, Inc.) and subsidiaries (the "Company") (a development stage enterprise) as of June 30, 1999 and the related consolidated statements of operations, capital deficiency and cash flows for the years ended June 30, 1999 and 1998 and for the period from March 19, 1997 (inception) through June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of Aquacell Technologies, Inc. and subsidiaries as of June 30, 1999, and the consolidated results of their operations and their consolidated cash flows for the years ended June 30, 1999 and 1998 and for the period from March 19, 1997 (inception) through June 30, 1999, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company has suffered recurring net losses since inception and, as of June 30, 1999, has a working capital deficiency and a capital deficiency which raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Richard A. Eisner & Company, LLP

New York, New York
February 21, 2000

AQUACELL TECHNOLOGIES, INC. AND SUBSIDIARIES
(a development stage enterprise)

Consolidated Balance Sheet
June 30, 1999


ASSETS
Current assets:
 Cash                                                                                          $    18,000
 Accounts receivable                                                                                 6,000
 Inventories                                                                                        47,000
 Prepaid expenses and other current assets                                                           3,000
                                                                                               -----------

    Total current assets                                                                            74,000

Property and equipment, net                                                                        114,000
Other assets:
 Patents, net                                                                                      187,000
 Loan receivable, net of allowance $50,000                                                               0
 Deferred offering costs                                                                           156,000
 Security deposits                                                                                  11,000
                                                                                               -----------

                                                                                               $   542,000
                                                                                               ===========

LIABILITIES
Current liabilities:
 Accounts payable                                                                              $   181,000
 Accrued expenses                                                                                  374,000
 Loans payable                                                                                      42,000
 Notes and loans payable to officer/stockholders                                                    70,000
 Notes payable - private loan offering, including accrued interest of $21,000, net of
   debt discount of $10,000                                                                        536,000
 Note payable - Union Labor Life Insurance Co., net of debt discount of $5,000                     495,000
                                                                                               -----------

    Total current liabilities                                                                    1,698,000
                                                                                               -----------

Redeemable common stock (135,000 shares outstanding), including accretion of
 $5,000                                                                                            140,000
                                                                                               -----------

Commitments and contingencies

CAPITAL DEFICIENCY
Preferred stock, par value $.001; 10,000,000 shares authorized; no shares issued
Common stock, par value $.001; 40,000,000 shares authorized; 4,803,250 issued and
 outstanding (net of 135,000 redeemable shares)                                                      5,000
Additional paid-in capital                                                                         895,000
Deficit accumulated during development stage                                                    (2,196,000)
                                                                                               -----------

                                                                                                (1,296,000)
                                                                                               -----------

                                                                                               $   542,000
                                                                                               ===========

See independent auditors' report and notes to financial statements

AQUACELL TECHNOLOGIES, INC. AND SUBSIDIARIES
(a development stage enterprise)

Consolidated Statements of Operations

                                                                                                       March 19,
                                                                                                         1997
                                                                                                       (Date of
                                                                                                      Inception)
                                                                                 Year Ended             Through
                                                                                  June 30,             June 30,
                                                                         -------------------------
                                                                             1999          1998          1999
                                                                         ------------   -----------   -----------
Sales                                                                     $    29,000                 $    29,000
Cost of sales                                                                  11,000                      11,000
                                                                          -----------                 -----------

Gross profit                                                                   18,000                      18,000
                                                                          -----------                 -----------

Expenses:
 Salaries and wages                                                           401,000   $  154,000        555,000
 Legal, accounting and other professional expenses                            198,000      118,000        316,000
 Stock-based compensation                                                     231,000                     231,000
 Selling, general and administrative expenses                                 605,000      296,000        901,000
 Depreciation and amortization                                                 28,000        5,000         33,000
                                                                          -----------   ----------    -----------

                                                                            1,463,000      573,000      2,036,000
                                                                          -----------   ----------    -----------

Loss before interest expense                                               (1,445,000)    (573,000)    (2,018,000)
                                                                          -----------   ----------    -----------

Interest expense:
 Amortization of debt discount                                                127,000                     127,000
 Other                                                                         46,000                      46,000
                                                                          -----------                 -----------

    Total interest expense                                                    173,000                     173,000
                                                                          -----------                 -----------

Net loss                                                                   (1,618,000)    (573,000)    (2,191,000)
Accretion of redemption amount of redeemable common stock                       5,000                       5,000
                                                                          -----------                 -----------

Net loss attributable to common stockholders                              $(1,623,000)  $ (573,000)   $(2,196,000)
                                                                          ===========   ==========    ===========

Basic and diluted net loss per common share                               $     (0.34)  $    (0.14)
                                                                          ===========   ==========

Weighted average number of common shares outstanding                        4,731,000    4,223,000
                                                                          ===========   ==========

See independent auditors' report and notes to financial statements

AQUACELL TECHNOLOGIES, INC. AND SUBSIDIARIES
(a development stage enterprise)

Consolidated Statements of Capital Deficiency

                                                                                              Deficit
                                                                                            Accumulated
                                                             Amount           Additional      During
                                                 Number of    Per    Common     Paid-In     Development
                                                   Shares    Share    Stock     Capital        Stage         Total
                                                 ---------   ------  ------     -------     -----------      -----
Balance - March 19, 1997 (date of
 inception)
May 1998 - sale of common stock
 to founders                                     4,000,000   $0.001   $4,000                               $     4,000
Various dates - sale of common stock
 for cash in connection with private
 placement, net of costs of $49,000                435,000   $ 1.00            $ 386,000                       386,000
Net loss - year ended June 30, 1998                                                         $  (573,000)      (573,000)
                                                 ---------             -----   ---------    -----------    -----------

Balance - June 30, 1998                          4,435,000             4,000     386,000       (573,000)      (183,000)
Various dates - sale of common stock
 for cash in connection with private
 placement                                          72,000   $ 1.00               72,000                        72,000
Various dates - issuance of common
 stock to employees and consultants
 in exchange for services                          231,250   $ 1.00    1,000     230,000                       231,000
December 1998 - issuance of common
 stock in connection with the purchase
 of certain assets of KABB, Inc.                   200,000   $ 1.00              200,000                       200,000
Less shares which are mandatorily
 redeemable                                       (135,000)  $ 1.00             (135,000)                     (135,000)
Issuance of 525,000 common stock
 warrants in connection with
 private loan offering                                                            56,000                        56,000
Issuance of 500,000 common stock
 warrants to ULLICO                                                               86,000                        86,000
Accretion of redemption amount of
 redeemable common stock                                                                         (5,000)        (5,000)
Net loss for the year ended June 30, 1999                                                    (1,618,000)    (1,618,000)
                                                 ---------            ------   ---------    -----------    -----------

Balance - June 30, 1999                          4,803,250            $5,000   $ 895,000    $(2,196,000)   $(1,296,000)
                                                 =========            ======   =========    ===========    ===========

See independent auditors' report and notes to financial statements           F-5

AQUACELL TECHNOLOGIES, INC. AND SUBSIDIARIES
(a development stage enterprise)

Consolidated Statements of Cash Flows

                                                                                                                       March 19,
                                                                                                                         1997
                                                                                                                       (Date of
                                                                                                                      Inception)
                                                                                                Year Ended              Through
                                                                                                 June 30,              June 30,
                                                                                         -------------------------
                                                                                            1999           1998          1999
                                                                                         -------------------------    ----------
Cash flows from operating activities:
 Net loss                                                                                $(1,618,000)    $(573,000)   $(2,191,000)
 Adjustments to reconcile net loss to net cash used in operating activities:
   Stock based compensation                                                                  231,000                      231,000
   Interest expense related to stock warrant issuances                                       127,000                      127,000
   Depreciation and amortization                                                              28,000         4,000         32,000
   Changes in:
    Accounts receivable                                                                       (6,000)                      (6,000)
    Prepaid expenses and other current assets                                                 (2,000)       (1,000)        (3,000)
    Inventories                                                                              (37,000)                     (37,000)
    Security deposits                                                                         (6,000)       (5,000)       (11,000)
    Accounts payable                                                                         (39,000)       64,000         25,000
    Accrued expenses                                                                         222,000       152,000        374,000
    Accrued interest                                                                          21,000                       21,000
                                                                                         -----------     ---------    -----------

      Net cash used in operating activities                                               (1,079,000)     (359,000)    (1,438,000)
                                                                                         -----------     ---------    -----------
Cash flows from investing activities:
 Purchase of property and equipment                                                          (30,000)      (40,000)       (70,000)
 Purchase of KABB assets                                                                     (73,000)                     (73,000)
                                                                                         -----------     ---------    -----------
      Net cash used in investing activities                                                 (103,000)      (40,000)      (143,000)
                                                                                         -----------     ---------    -----------

Cash flows from financing activities:
 Sales of common stock                                                                       122,000       340,000        462,000
 Proceeds of notes payable                                                                    42,000                       42,000
 Proceeds of notes payable - private loan offering                                           525,000                      525,000
 Proceeds of notes payable - Union Labor Life Insurance Co.                                  500,000                      500,000
 Proceeds net of repayments from loans from officers and others                                9,000        61,000         70,000
                                                                                         -----------     ---------    -----------
      Net cash provided by financing activities                                            1,198,000       401,000      1,599,000
                                                                                         -----------     ---------    -----------

Increase in cash                                                                              16,000         2,000         18,000
Cash - beginning of period                                                                     2,000
                                                                                         -----------     ---------    -----------

Cash - end of period                                                                     $    18,000     $   2,000    $    18,000
                                                                                         ===========     =========    ===========

Supplemental disclosure of cash flow information:
 Cash paid for interest                                                                  $    25,000                  $    25,000


Supplemental disclosure of noncash investing and financing activities:
 In December 1998, the Company purchased certain assets of KABB, Inc./Aquacell International, Inc. through the issuance of 200,000 shares of common stock valued at $1 per share and a cash payment of $50,000. In connection with this sale, the Company granted the seller the option to put 135,000 shares of common stock back to the Company (Note K):
    Details of asset purchase:
      Inventory                                                                          $    10,000                  $    10,000
      Property                                                                           $    65,000                  $    65,000
      Patent                                                                             $   175,000                  $   175,000
      Redeemable common stock                                                            $  (135,000)                 $  (135,000)
      Common stock                                                                       $   (65,000)                 $   (65,000)
      Cash paid                                                                          $   (50,000)                 $   (50,000)
 Accrual of deferred offering costs                                                      $   156,000                  $   156,000

See independent auditors' report and notes to financial statements          F-6

AQUACELL TECHNOLOGIES, INC. AND SUBSIDIARIES
(a development stage enterprise)

Notes to Financial Statements
June 30, 1999


Note A - Description of Business

Aquacell Technologies, Inc. (formerly Global Water Solutions, Inc.) (the "Company") was incorporated in Delaware on March 19, 1997. The Company was inactive until July 1, 1997; its principal business objective is to operate in the water purification business. The Company is in the development stage and, to date, has not generated any significant sales, has incurred expenses and sustained losses. Consequently, its operations are subject to all the risks inherent in the establishment of a new business enterprise.

The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. At June 30, 1999, the Company was still in its development stage and had a capital deficiency of $1,296,000 and a working capital deficiency of $1,624,000. For the year ended June 30, 1999, the Company incurred a net loss of $1,618,000 and is reliant on current and future stockholders' financial support to assist in meeting cash flow needs.

Management plans to continue, and ultimately complete, the Company's development stage activities in the water purification industry. Additionally, management plans to continue raising capital, and controlling costs at levels sufficient to complete development stage activities, and ultimately to achieve sales volumes that are sufficient to support the Company's cost structure. The Company is attempting to raise additional financing through a proposed public offering (see Note O).

The Company's continuation as a going concern is dependent on its ability to achieve the development stage and operational improvement goals discussed in the preceding paragraph, raise capital and ultimately to attain profitable operations. However, no assurance can be given at this time as to whether the Company will be able to achieve these objectives. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern for a reasonable period of time.


Note B - Purchase of Selected Assets of KABB, Inc./Aquacell International, Inc.

On December 21, 1998, the Company completed its purchase of selected assets of KABB, Inc./Aquacell International, Inc. for a total price of $250,000, comprised of $50,000 cash and 200,000 shares of its common stock valued at $1.00 per share (see Note K).


Note C - Summary of Significant Accounting Policies

[1]  Principles of consolidation:

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries since their dates of acquisition or incorporation. Such subsidiaries are Global Water Holdings, Inc., and Global Water - Aquacell, Inc., both of which were incorporated December 21, 1998. All significant intercompany accounts and transactions have been eliminated in consolidation.

[2]  Inventories:

     Inventories are carried at the lower of cost, determined using the FIFO (first-in, first-out) method or market.

AQUACELL TECHNOLOGIES, INC. AND SUBSIDIARIES
(a development stage enterprise)

Notes to Financial Statements
June 30, 1999


Note C - Summary of Significant Accounting Policies (continued)

[3]  Property and equipment:

     Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, over five years.

[4]  Patents:

     The value of patents is amortized over their remaining useful lives of approximately nine years as of June 30, 1999, using the straight-line method. Patents at June 30, 1999 are stated net of accumulated amortization of approximately $9,700.

[5]  Revenue recognition:

     Revenues are recorded at the time of shipment of products or performance of services.

[6]  Use of estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

[7]  Income taxes:

     The Company accounts for income taxes using the asset and liability method described in SFAS No.109, "Accounting For Income Taxes", the objective of which is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting and the tax bases of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. A valuation allowance related to deferred tax assets is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

[8]  Net loss per common share:

     Loss per common share is based upon the weighted average number of common shares outstanding during the year including redeemable common stock. Diluted loss per common share is the same as basic loss per share, as the effects of potentially dilutive securities are antidilutive.

[9]  Long-lived assets:

     The Company accounts for the impairment and disposition of long-lived assets in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". In accordance with SFAS No.121, long-lived assets to be held are reviewed whenever events or changes in circumstances indicate that their carrying value may not be recoverable. The Company periodically reviews the carrying value of long-lived assets to determine whether or not an impairment to such value has occurred, and has determined that as of June 30, 1999 and 1998, there was no impairment.

AQUACELL TECHNOLOGIES, INC. AND SUBSIDIARIES
(a development stage enterprise)

Notes to Financial Statements
June 30, 1999


Note C - Summary of Significant Accounting Policies (continued)

[10] Concentrations:

     The Company utilizes a limited number of suppliers for certain components used in its products but has no long-term supply contracts with them. Due to the competitive conditions in the industry, there can be no assurance that the Company will not experience difficulties in meeting its supply requirements in the future.

[11] Financial instruments:

     The carrying amounts of the Company's cash, receivables, and accounts payable approximate fair value. The carrying amounts of the Company's loans and notes payable approximate their fair value due to the short-term nature of these items.


Note D - Inventories

Inventories consist of the following at June 30, 1999:

        Raw materials                         $ 37,000
        Work in progress                         9,000
        Completed product                        1,000
                                              --------

                                              $ 47,000
                                              ========


Note E - Loan Receivable

At June 30, 1999, the loan receivable consisted of an unsecured note for $50,000 bearing interest at 8% per annum, due January 29, 2000. An allowance was recorded at June 30, 1999, representing the full balance of the note.


Note F - Property and Equipment

Property and equipment is summarized as follows at June 30, 1999:

        Furniture and fixtures                $ 34,000
        Equipment - office                      24,000
        Machinery and equipment                 70,000
        Leasehold improvements                   7,000
                                              --------

                                               135,000
        Less accumulated depreciation          (21,000)
                                              --------

                                              $114,000
                                              ========



Note G - Loans Payable

At June 30, 1999, the loans payable consisted of unsecured notes bearing interest at 10% per annum and are due on demand.

AQUACELL TECHNOLOGIES, INC. AND SUBSIDIARIES
(a development stage enterprise)

Notes to Financial Statements
June 30, 1999


Note H - Note and Loans Payable to Officer/Stockholders

Note and loans payable to officers consist of the following at June 30, 1999:

     Unsecured demand loans bearing interest at the rate of 10% per annum              $ 49,000
     Unsecured demand note bearing interest at the rate of 8% per annum                  20,000
     Unsecured demand interest free loans                                                 1,000
                                                                                       --------

                                                                                       $ 70,000
                                                                                       ========


Note I - Notes Payable - Private Loan Offering

At June 30, 1999, the notes payable-private loan offering amount represented proceeds from the sale of 21 units of a private loan offering with each unit consisting of a $25,000 six-month promissory note with maturities ranging from November 5, 1999, through December 16, 1999, with interest at the rate of 10% per annum and a three-year warrant exercisable for 25,000 shares of the Company's common stock at exercise prices of $1.00 and $2.00 per share. At September 1, 1999, 100,000 warrants exerciseable at $2.00 per share were repriced to $1.00 per share. The due dates have been extended to June 15, 2000 (excluding $75,000 due May 5, 2000). At June 30, 1999, interest accrued with respect to these loans amounted to $21,000.

In accordance with SFAS No. 123, "Accounting for Stock-Based Compensation", the Company estimated the fair value of these warrants to purchase 525,000 shares to be $56,000, using the following assumptions in applying the Black-Scholes valuation method; risk-free interest rates ranging from 4.43% to 5.09%, volatility of 1%, and a term of three years. Such amount is being amortized to interest expense over the six-month period of the related promissory notes. Amortization amounted to $46,000 during the year ended June 30, 1999. Unamortized discount of $10,000 has been reflected as a reduction of the notes payable amount in the accompanying June 30, 1999 financial statements.


Note J - Note Payable - Union Labor Life Insurance Company

On January 11, 1999, the Company closed a $500,000 note and warrant purchase agreement with the Union Labor Life Insurance Co. ("ULLICO"). Under the terms of the agreement, the Company issued a six-month senior note, with interest at the rate of 10% per annum and 500,000 warrants to be exercisable for a four-year period at $1.00 per share. The maturity date was subsequently extended to April 30, 2000. The Company estimated the fair value of these warrants to be $86,000, using the following assumptions in applying the Black-Scholes valuation method: a risk-free interest rate of 4.76%, volatility of 1% and a term of four years. Such amount is being amortized to interest expense over the six-month term of the note. Amortization amounted to $81,000 during the year ended June 30, 1999. At June 30, 1999, unamortized debt discount of $5,000 has been reflected as a reduction of the notes payable amount in the accompanying financial statements. Interest expense in relation to this loan amounted to $24,000 during the year ended June 30, 1999. In connection with extending the maturity date of the note to April 30, 2000, the accrued interest at January 1, 2000 was added to principal and the interest rate on the new principal amount was increased to 15%.

AQUACELL TECHNOLOGIES, INC. AND SUBSIDIARIES
(a development stage enterprise)

Notes to Financial Statements
June 30, 1999


Note K - Redeemable Common Stock

In connection with the purchase of selected assets of KABB, Inc./Aquacell International, Inc. (consideration for which included 200,000 shares of the Company's common stock), an option was granted to the holder of 135,000 shares of common stock to put the stock back to the Company at a price of $1.00 per share plus interest at 7% per annum if the Company does not complete an initial public offering by December 21, 2000. Pending the Company's completion of such an offering, interest has been accrued in the amount of $5,000, and the stock is being reflected outside of the capital deficiency section of the June 30, 1999 balance sheet.


Note L - Capital Deficiency

[1]  Authorized capital

     During August 1998, the Company filed an amendment to its Certificate of Incorporation, changing its authorized capital structure to designate 40,000,000 shares as common stock and 10,000,000 shares as preferred stock. The Company further designated 500,000 shares of the preferred stock as Series A preferred stock with a 10% dividend and right to convert to common stock on a share-for-share basis upon completion of an initial public offering. The Company does not anticipate issuing any shares of the Series A preferred stock.

[2]  Common stock issued to employees and consultants:

     During the year ended June 30, 1999, the Company issued a total of 231,250 shares of common stock to employees and consultants for services rendered. The statement of operations for the year ended June 30, 1999, reflects a charge of $231,000 for those services, representing management's estimate of the value of the stock and services received. None of these shares was issued to management of the Company.

[3]  Private placement:

     The Company has raised capital through the sale of common shares in a private placement at $1.00 per share. From October 1997 through August 1998, 507,000 shares had been sold for proceeds of approximately $458,000, after related expenses.

[4]  Stock option plan:

     During August 1998, the Company adopted the 1998 Incentive Stock Plan (the "Plan") under which options (either incentive or nonqualified), stock appreciation rights, stock and other awards, covering an aggregate of 1,000,000 shares of common stock, may be granted to officers, directors, employees and consultants of the Company. The exercise price established for any awards granted under the Plan shall be determined by a Compensation Committee appointed by the Company's Board of Directors. The exercise price of incentive stock options cannot be less than 100% (110% for 10% or greater shareholder employees) of the fair market value ("FMV") at the date of grant and the exercise price of nonqualified options cannot be less than 85% of the FMV at the date of grant. The exercise period of incentive options cannot extend beyond 10 years from the date of grant and nonqualified options cannot extend beyond 15 years from the date of grant. No options were granted during the year ended June 30, 1999.

AQUACELL TECHNOLOGIES, INC. AND SUBSIDIARIES
(a development stage enterprise)

Notes to Financial Statements
June 30, 1999


Note L - Capital Deficiency (continued)

[5]  Common stock purchase warrants:

     At June 30, 1999, the Company had warrants outstanding as follows:

       Exercise
         Price      Shares                Expiration Date
       --------   -----------    --------------------------------

         1.00       500,000      January 2003
         1.00       425,000      November 2002 to March 2003 (1)
         2.00*      100,000      May 2003 to June 2003 (1)
                  ---------

                  1,025,000
                  =========

     *   Repriced to $1.00 at September 1, 1999.
     (1) Warrants expire three years from issuance.

     At June 30, 1999, the weighted average exercise price of the outstanding warrants was $1.10 and the weighted average remaining contractual life of the warrants was 3.06 years.


Note M - Income Taxes

At June 30, 1999, the Company had available federal net operating loss carryforward to reduce future taxable income of approximately $2,000,000. The net operating loss carryforwards expire at various dates through 2019.

At June 30, 1999, the Company has a deferred tax asset of approximately $880,000, representing the benefits of its net operating loss carryforwards, allowance for doubtful accounts and certain start-up costs capitalized for tax purposes. The Company has not recorded a tax benefit because realization of the benefit is uncertain and therefore a valuation allowance has been fully provided against the deferred tax asset. The difference between the federal statutory rate of 34% and the Company's effective tax rate of 0% is due to an increase in the valuation allowance of $230,000 and $650,000 in 1998 and 1999, respectively.


Note N - Commitments and Contingencies

[1]  Lease commitments:

     The Company occupies office space in California and New Jersey. During December 1998, the Company signed a five-year lease on behalf of its newly formed subsidiary, Global Water-Aquacell, Inc. for 10,000 feet of combined warehouse and office space in Rancho Cucamonga, California. The lease became effective on January 1,1999 and provides for rents ranging from $5,300 to $6,300 per month over the life of the lease.

AQUACELL TECHNOLOGIES, INC. AND SUBSIDIARIES
(a development stage enterprise)

Notes to Financial Statements
June 30, 1999


Note N - Commitments and Contingencies (continued)

[1]  Lease commitments:  (continued)

     As of June 30, 1999, future minimum commitments under the leases are as follows:

            Year Ending
              June 30,
            -----------

                2000                        $ 82,000
                2001                          75,000
                2002                          71,000
                2003                          74,000
                2004                          38,000
                                            --------

                                            $340,000
                                            ========

     Rent expense amounted to $74,000 and $28,000 for the years ended June 30, 1999 and 1998, respectively.

[2]  Employment agreement:

     In January 1999, the Company entered into a five-year employment agreement with the president of the Global Water-Aquacell, Inc. subsidiary which provides for an initial minimum annual salary of $105,000, plus a bonus based on the achievement of certain financial targets. The president resigned during January 2000.

[3]  Consulting agreement:

     In connection with the purchase of certain assets of KABB, Inc./Aquacell International, Inc. (see Note B), the Company entered into two 18-month consulting agreements with the founders of KABB, Inc/Aquacell International, Inc. which commence in January 1999 for a total cost of $77,000.


Note O - Proposed Public Offering

The Company received a letter of intent from an underwriter with respect to a proposed public offering of shares of common stock. There is no assurance that such offering will be consummated. The Company anticipates incurring substantial expenses in connection with the proposed public offering which, if the offering is not consummated, will be charged to expense.


Note P - Subsequent Event (Unaudited)

The Company has been conducting a private loan offering of units each of which consists of a $25,000 six-month promissory note with three-year warrants to purchase 25,000 shares of the Company's common stock at $1.00 per share (see Note J). The Company sold units amounting to $465,000 during the fourth calendar quarter of 1999.

AQUACELL TECHNOLOGIES, INC. AND SUBSIDIARY

Condensed Consolidated Balance Sheet
March 31, 2000
(unaudited)


ASSETS
Current assets:
   Cash                                                           $     8,000
   Accounts receivable, net                                            45,000
   Inventories                                                         63,000
   Prepaid expenses and other current assets                            1,000
                                                                  -----------

             Total current assets                                     117,000

Property and equipment, net                                            97,000
Other assets:
   Patents, net                                                       170,000
   Loan receivable, net of allowance of $50,000                             0
   Deferred offering costs                                            167,000
   Security deposits and other assets                                  10,000
                                                                  -----------
                                                                  $   561,000
                                                                  ===========

LIABILITIES
Current liabilities
   Accounts payable                                               $   278,000
   Accrued expenses                                                   446,000
   Loans payable                                                        1,000
   Loans payable to officers/stockholders                               6,000
   Notes payable-private loan offering including accrued
    interest of $76,000 net of debt discount of $42,000             1,129,000
   Note payable-Union Labor Life Insurance Company, including         537,000
    accrued interest of $20,000                                   -----------

             Total current liabilities                              2,397,000
                                                                  -----------

Redeemable common stock(135,000 shares outstanding),                  147,000
 including accretion of $12,000                                   -----------

Commitment and contingencies

CAPITAL DEFICIENCY:
Preferred stock, par value $.001; 10,000,000 shares
 authorized; no shares issued
Common stock, par value $.001; 40,000,000 shares authorized;
 4,803,250 issued and outstanding (net of 135,000 redeemable
 shares)                                                                5,000
Additional paid-in capital                                          1,197,000
Accumulated deficit                                                (3,185,000)
                                                                  -----------
                                                                   (1,983,000)
                                                                  -----------
                                                                  $   561,000
                                                                  ===========

See notes to condensed consolidated financial statements

AQUACELL TECHNOLOGIES, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Operations
(unaudited)
                                                                  Nine Months Ended
                                                                       March 31,
                                                              ---------------------------
                                                                 2000             1999
                                                              ----------      -----------
Sales                                                         $  201,000      $    10,000
Cost of Sales                                                     94,000            6,000
                                                              ----------      -----------

Gross Profit                                                     107,000            4,000
                                                              ----------      -----------

Operating expenses:
Salaries and wages                                               380,000          277,000
Legal, accounting and consulting expenses                        101,000          175,000
Stock-based compensation                                               -          231,000
Selling, general and administrative expenses                     381,000          387,000
Depreciation and amortization                                     37,000           16,000
                                                              ----------      -----------

                                                                 899,000        1,086,000
                                                              ----------      -----------

Loss before interest expense                                    (792,000)      (1,082,000)
                                                              ----------      -----------

Interest expense:
     Amortization of debt discount                                83,000           61,000
     Other                                                       107,000           21,000
                                                              ----------      -----------

                                                                 190,000           82,000
                                                              ----------      -----------

Net loss                                                        (982,000)      (1,164,000)
Accretion of redemption amount of redeemable
     common stock                                                  7,000            3,000
                                                              ----------      -----------

Net loss attributable to common stockholders                  $ (989,000)     $(1,167,000)
                                                              ==========      ===========

Net loss per common share - basic and diluted                 $    (0.20)     $     (0.25)
                                                              ==========      ===========

Weighted average share outstanding - basic and diluted         4,938,000        4,662,000
                                                              ==========      ===========

See notes to condensed consolidated financial statements

AQUACELL TECHNOLOGIES, INC.

Condensed Consolidated Statement of Capital Deficiency

(unaudited)

                                                                                Additional
                                                   Number of        Common        Paid-in         Accumulated
                                                    Shares           Stock        Capital           Deficit              Total
                                                --------------   -----------   --------------   ---------------    --------------

Balance - July 1, 1999                               4,803,250   $     5,000   $      895,000   $    (2,196,000)   $   (1,296,000)
Issuance of 570,000 common stock warrants
   in connection with private loan offering                                           111,000                             111,000
Contribution of prior period accrued officers'
   salaries to additional paid-in capital                                             191,000                             191,000
Accretion of redemption amount of redeemable
   common stock                                                                                          (7,000)           (7,000)
Net loss                                                     -             -                -          (982,000)         (982,000)
                                                --------------   -----------   --------------   ---------------    --------------
Balance - March 31, 2000                             4,803,250   $     5,000   $    1,197,000    $   (3,185,000)   $   (1,983,000)
                                                ==============   ===========   ==============   ===============    ==============



See notes to condensed consolidated financial statements

AQUACELL TECHNOLOGIES, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Cash Flows
(unaudited)


                                                  Nine Months Ended
                                                      March 31,
                                           -------------------------------
                                              2000                 1999
                                           ----------          -----------
Cash flows from operating activites:
Net loss                                    $(982,000)         $(1,164,000)
Adjustments to reconcile net loss to
 net cash used in operating activities;
   Stock based compensation                         -              231,000
   Interest expense related to stock
    warrant issuances                          83,000               61,000
   Depreciation and amortization               37,000               16,000
   Changes in;
      Accounts receivable                     (39,000)              (1,000)
      Prepaid expenses and other
       current assets                           2,000              (24,000)
      Inventory                               (16,000)             (17,000)
      Security deposits and other assets        1,000               (6,000)
      Accounts payable                         98,000               57,000
      Accrued expenses                        349,000              (13,000)
                                            ---------          -----------
             Net cash used in operating
              activities                     (467,000)            (860,000)
                                            =========          ===========

Cash flows from investing activities;
   Purchases of property and equipment         (3,000)             (30,000)
   Purchase of KABB assets                                         (73,000)
                                            ---------          -----------
             Net cash used in investing
              activities                       (3,000)            (103,000)
                                            ---------          -----------

Cash flows from financing activities:
   Sales of common stock                            -              122,000
   Deferred offering costs                     (5,000)                   -
   Proceeds of notes payable - private
    loan offering                             310,000              425,000
   Loans from officers and others, net        155,000              (40,000)
   Proceeds of notes payable - Union
    Labor Life Insurance Co.                        -              500,000
                                            ---------          -----------
             Net cash provided by
              financing activities            460,000            1,007,000
                                            ---------          -----------

Increase (decrease) in cash                   (10,000)              44,000
Cash, beginning of period                      18,000                2,000
                                            ---------          -----------
Cash, end of period                         $   8,000          $    46,000
                                            =========          ===========

Supplemental disclosure of cash flow
 information:
   Cash paid for interest                   $   9,000          $     7,000

Supplemental schedule of non-cash
 investing and financing activities:
   In December 1998, the Company
    purchased certain assets of KABB,
    Inc/Aquacell, Inc. through the
    issuance of 200,000 shares of
    common stock valued at $1 per share
    and a cash payment of $50,000:
      Details of asset purchase:
             Inventory                                         $    10,000
             Property                                          $    65,000
             Patent                                            $   175,000
             Common stock (including
              135,000 redeemable shares)                       $  (200,000)
              Cash paid                                        $   (50,000)
Contribution of accrued salaries to
 capital                                    $ 191,000
Common stock warrants issued as debt
 discount                                   $ 111,000          $   141,000
Accrued interest added to principal on
 note payable                               $  17,000
Conversion of notes and loans from
 officers and others to notes payable
 private loan offering                      $ 260,000

Accrual of deferred offering costs          $ 162,000


See notes to condensed consolidated financial statements

AQUACELL TECHNOLOGIES, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements
March 31, 2000 and 1999 (Unaudited)


NOTE A - BASIS OF PRESENTATION

AquaCell Technologies, Inc. (formerly Global Water Solutions, Inc.) (the "Company") was incorporated in Delaware on March 19, 1997. The Company was inactive until July 1, 1997; its principal business objective is to operate in the water purification business.

The Company commenced its principal operations and has generated sufficient revenues during the fiscal year beginning July 1, 1999, to no longer be considered a "development stage enterprise", as defined by Statement of Financial Accounting Standards (SFAS) No. 7, "Accounting and Reporting by Development and Stage Enterprise".

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation. During the nine months ended March 31, 2000 an inactive holding company was merged into its parent.

The accompanying condensed consolidated financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. At March 31, 2000, the Company had a capital deficiency of $1,983,000 and a working capital deficiency of $2,280,000. For the nine months ended March 31, 2000, the Company incurred a net loss of $982,000 and is attempting to raise additional financing through a proposed public offering.

The Company's continuation as a going concern is dependant on its ability to achieve the operational improvement goals discussed in the preceding paragraph, raise capital and ultimately to attain profitable operations. However, no assurance can be given at this time as to whether the Company will be able to achieve these objectives. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern for a reasonable period of time.

In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the interim consolidated financial position, results of operations and cash flows for the periods presented. Results of operations for interim periods are not necessarily indicative of the results of operations for a full year.

AQUACELL TECHNOLOGIES, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements
March 31, 2000 and 1999 (Unaudited)


NOTE B - INVENTORIES

Inventories consist of the following:


     Raw materials                $ 47,000
     Work in progress               11,000
     Completed product               5,000
                                  --------

                                  $ 63,000
                                  ========


NOTE C - LOAN RECEIVABLE

At March 31, 2000, the loan receivable amounting to $50,000, consisted of an unsecured note from a previously affiliated company, bearing interest at 8% per annum, due January 29, 2000. The Company has recorded an allowance for the full amount of the receivable.


NOTE D - PROPERTY AND EQUIPMENT

Property and equipment is summarized as follows:


     Furniture and fixtures              $ 34,000
     Equipment - office                    26,000
     Machinery and equipment               70,000
     Leasehold improvements                 8,000
                                         --------
                                         $138,000

     Less accumulated depreciation         41,000
                                         --------

                                         $ 97,000
                                         ========


NOTE E - LOANS PAYABLE

At March 31, 2000, the loans payable to individuals consisted of unsecured demand loans bearing interest at 10% per annum.


NOTE F - LOANS PAYABLE TO OFFICERS/STOCKHOLDERS

Loans payable to officers/stockholders consist of unsecured non-interest bearing demand loans.

AQUACELL TECHNOLOGIES, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements
March 31, 2000 and 1999 (Unaudited)


NOTE G - NOTES PAYABLE - PRIVATE LOAN OFFERING.

At March 31,2000, notes payable - private loan offering represent the proceeds from the sale of units in three private loan offerings. The first loan offering commenced in November 1998 and was terminated September 1, 1999. The offering consisted of thirty units, each unit consisting of a $25,000 six-month promissory note with three-year warrants to purchase 25,000 shares of the Company's common stock at exercise prices of $1.00 and $2.00 per share. A total of twenty-one units were sold yielding gross proceeds of $525,000 through June 30, 1999, seventeen with warrants at $1 per share and four with warrants at $2.00 per share. The Company recorded a debt discount based upon the estimated value of the warrants totaling $62,000. The warrants were valued utilizing the Black-Scholes model. On September 1, 1999, the $2.00 per share warrants were repriced to $1.00 per share. In connection with the repricing the Company recorded a debt discount based upon the estimated value of the warrants totaling $16,000. The warrants were valued utilizing the Black-Scholes model. Amortization of the debt discount for the nine months ended March 31, 2000 was $26,000.

The Company sold five units in the second loan offering commenced in October 1999 and completed in February, 2000. Each unit consisted of a $100,000 six-month promissory note with three-year warrants to purchase 100,000 shares of the Company's common stock at an exercise price of $1.00 per share. The Company recorded a debt discount based upon the estimated value of the warrants totaling $83,000. The warrants were valued utilizing the Black-Scholes model. During the nine months ended March 31, 2000 amortization of the debt discount amounted to $56,000.

The Company sold two units in the third loan offering commenced in February, 2000 and terminated March 25, 2000 raising gross proceeds of $70,000. Each unit consisted of a $35,000 six-month promissory note with three year warrants to purchase 35,000 shares of the Company's common stock at an exercise price of $1.00 per share. The Company recorded a debt discount based upon the estimated value of the warrants totaling $12,000. The warrants were valued utilizing the Black-Scholes model. During the nine months ended March 31, 2000 amortization of the debt discount amounted to $1,000.

At March 31, 2000, interest accrued on these notes amounted to $76,000. Interest expense during the nine months ended March 31, 2000 and 1999 amounted to $55,000 and $9,000, respectively.

The maturity of all of the above notes have been extended to August 15, 2000 or later.

AQUACELL TECHNOLOGIES, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements
March 31, 2000 and 1999 (Unaudited)


NOTE H - NOTES PAYABLE - UNION LABOR LIFE INSURANCE COMPANY

On January 11, 1999, the Company closed a $500,000 note and warrant purchase agreement with the Union Labor Life Insurance Co. ("ULLICO"). Under the terms of the agreement, the Company issued a six-month senior note that was subsequently extended to have a maturity date of April 30, 2000, with interest at the rate of 10% per annum and 500,000 warrants to be exercisable for a four-year period at $1.00 per share. At January 1, 2000, interest accrued at
December 31, 1999 in the amount of   $17,000 was added to principal on the note
and interest on the new note balance was computed at the rate of 15% per annum from January 1, 2000. Interest expense during the nine months ended March 31, 2000 including interest added to principal amounted to $46,000. The Company recorded a debt discount based upon the estimated value of the warrants totaling $86,000. The warrants were valued using the Black-Scholes model. Amortization of the debt discount during the nine months ended March 31, 2000 amounted to $5,000. On May 4, 2000 the note was extended to July 30, 2000. Accrued interest at April 30, 2000 in the amount of $26,000, was added to principal on the note and interest on the new note balance will be computed at 15% from May 1, 2000. In connection with the note extension, the Company issued 50,000 warrants to ULLICO at an exercise price of $5.00 per share and expiring on January 11, 2003. The Company will record a debt discount based upon the estimated value of the warrant amounting to $39,000. The Warrants were valued utilizing the Black-Scholes model and the Company will amortize this amount to earnings over the life of the extension period.


NOTE I - WARRANTS

At March 31, 2000, the Company had warrants outstanding as follows:

     Exercise     Number of               Expiration
      Price         Shares                   Date
     --------     ---------     -------------------------------

     $1.00          500,000     January 2003.
      1.00*         525,000     November, 2001-June, 2002 (1)
      1.00          500,000     October, 2002-February, 2003(1)
      1.00           70,000     February, 2003-March, 2003(1)
                  ---------

                  1,595,000
                  =========

     *100,000 warrants repriced from $2.00 per share to $1.00 per share, September 1, 1999.

(1) Warrants expire three years from date of issuance.

At March 31, 2000, the weighted average remaining contractual life of the outstanding warrants was 2.45 years.

AQUACELL TECHNOLOGIES, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements
March 31, 2000 and 1999 (Unaudited)


NOTE J - REDEEMABLE COMMON STOCK

In connection with the purchase of certain assets (consideration for which included 200,000 shares of the Company's common stock), a put option was granted to the holder of 135,000 shares of common stock at a price of $1.00 per share plus interest at 7% per annum if the Company does not complete an initial public offering by December 21, 2000. Pending the Company's completion of such an offering, accretion of the estimated redemption amount is being recorded, and the stock is being reflected outside of the capital deficiency section of the accompanying March 31, 2000 balance sheet.


NOTE K - INCENTIVE STOCK PLAN

During the nine months ended March 31, 2000, the Company issued 305,000 options under the August 1998 Incentive Stock Plan to employees and directors exercisable at the current fair value of $1.00 per share exercisable through September 15, 2004. At March 31, 2000 125,000 options were exercisable. If the options had been accounted for under SFAS 123, net loss attributable to common stockholders for the nine months would have been $1,014,000 or $0.21 per common share. The Company also reserved 40,000 options in connection with incentive clauses of a sales representation agreement. As of March 31, 2000, the required sales levels have not been achieved.


NOTE L - ACCRUED OFFICERS' SALARIES CONTRIBUTED TO CAPITAL

During the nine months ended March 31, 2000, three officers/stockholders and directors agreed to contribute to capital accrued salaries of $191,000.


NOTE M - SUBSEQUENT EVENT

Between April 4, 2000 and April 27, 2000 the Company completed a private placement of 200,000 shares of its common stock at $1.00 per share.

Between July 1, 2000 and July 17, 2000 the Company completed the sale of 2 units in it's $200,000 private loan offering with each unit consisting of a $100,000 six-month promissory note with interest at the rate of 10% per annum and a three-year warrant exercisable for 100,000 shares of the Company's common stock at an exercise price of $1.00 per share. The Company will record a debt discount based upon the estimated fair value of the warrants, totaling $834,000 and will amortize this amount to earnings over the life of the notes.

                         [Inside back cover graphic]

________________________________________________________________________________




















                               1,750,000 Shares



                          AQUACELL TECHNOLOGIES, INC.


                                 Common Stock


                                  PROSPECTUS



                        Grady & Hatch and Company, Inc.

                                 _______, 2000























________________________________________________________________________________

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

     Under Section 145 of the Delaware General Corporation Law we have broad powers to indemnify our directors and officers against liabilities they may incur in such capabilities, including liabilities under the Securities Act. Our Bylaws (the "Bylaws") (Exhibit 3.2 hereto) provide that we shall indemnify our directors and officers if such officer or director acted (i) in good faith, (ii) in a manner reasonably believed to be in or not opposed to our best interest, and (iii) with respect to any criminal action or proceeding, with reasonable cause to believe such conduct was lawful. We believe that indemnification under our Bylaws covers at least negligence and gross negligence, and requires us to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the directors and officers to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. Our Bylaws further provide that rights conferred under our Bylaws shall not be deemed to be exclusive of any right such persons may have or acquire under any agreement, vote of stockholders or disinterested directors, or otherwise.

     In addition, our Restated Certificate of Incorporation provides that, pursuant to Delaware law, our directors shall not be liable to us for monetary damages for breach of their fiduciary duty of care to us and our stockholders. This provision in our Restated Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a directors' responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. Our Restated Certificate of Incorporation further provides that we shall indemnify our directors and officers to the fullest extent permitted by law, and requires us to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the director to repay such advances if it is ultimately determined that the director is not entitled to indemnification. Our Restated Certificate of Incorporation also provides that rights it confers shall not be deemed to be exclusive of any other right such persons may have or acquire under any statute, our Bylaws, agreement, vote of stockholders or disinterested directors, or otherwise.

     In addition, we have entered into agreements to indemnify our directors and certain of our officers in addition to the indemnification provided for in our Restated Certificate of Incorporation and Bylaws. These agreements will, among other things, indemnify our directors and certain of our officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of ours, on account of services as a director or officer of the Company or as a director or officer of any subsidiary of ours, or as a director or officer of any other company or enterprise that the person provides services to at our request.


Item 25. Other Expenses of Issuance and Distribution

     The following table sets forth an itemized statement of our expenses in connection with the sale of the Common Stock being registered hereby. All of the expenses are estimated, except for the SEC registration fee, the NASD filing fee and the NASDAQ listing fee.


          SEC registration fee...................................   $2,656.00
          NASD filing fee........................................   $1,506.25
          Representatives' nonaccountable expense allowance......   $   *
          Blue Sky fees and expenses
           (including legal expenses)............................   $   *
          Printing and engraving expenses........................   $   *
          Legal fees and expenses................................   $   *

          Auditors' fees and expenses............................   $   *
          Transfer Agent and Registrar fees......................   $   *
          NASDAQ listing fee.....................................   $   *
          AMEX listing fee.......................................   $   *
          Miscellaneous expenses.................................   $   *
                                                                    ----------

               Total.............................................   $   *
                                                                    ==========
------------------
* To be filed by Amendment.

Item 26. Recent Sales of Unregistered Securities

     Within the last three years we have issued securities without registration under the Securities Act in the transactions and in reliance on the exemptions described below.

     1. Between March 19, 1997 and July 30, 1997, we issued an aggregate of 4,000,000 shares of our Common Stock to eight founding stockholders at the price of $.001 per share. We relied on the exemption provided by Rule 505 of Regulation D and Section 4(2) of the Securities Act.

     2. Between September 18, 1997 and August 13, 1998, we issued an aggregate of 507,000 shares of our Common Stock to 27 investors at the price of $1.00 per share. We relied on the exemption provided by Rule 505 of Regulation D and
Section 4(2) of the Securities Act.

     3. Between August 11, 1998 and September 24, 1999, we issued an aggregate of 231,250 shares of our Common Stock to 10 investors at the price of $1.00 per share. We relied on the exemption provided by Rule 505 of Regulation D and
Section 4(2) of the Securities Act.

     4. On December 21, 1998 we completed our purchase of selected assets of KABB, Inc. and AquaCell, Inc., and issued 200,000 shares of our Common Stock. We relied on the exemption provided by Rule 505 of Regulation D and Section 4(2) of the Securities Act.

     5. Between November 1998 and June 1999, we sold 21 units of our note payable-private loan offering. Each unit consisted of a $25,000 six month promissory note with interest at the rate of 10% per annum and a three year warrant exercisable for 25,000 shares of our Common Stock at the price of $1.00 per share. We relied on the exemption provided by Rule 505 of Regulation D and
Section 4(2) of the Securities Act.

     6. On January 11, 1999 we closed a $500,000 note and warrant purchase agreement with the Union Labor Life Insurance Company (ULLICO). Under the terms of the agreement we issued a six month senior note with interest at the rate of 10% per annum and four year warrants to purchase 500,000 shares of Common Stock at the price of $1.00 per share. We relied on the exemption provided by Rule 505 of Regulation D and Section 4(2) of the Securities Act. In connection with an extension of the note, ULLICO was granted warrants to purchase an additional 50,000 shares of our Common Stock at the exercise price of $5.00 per share.

     7. Between October 1999 and February 2000, we completed a $500,000 note payable-private loan offering. Each unit consists of a $100,000 six month promissory note with interest at the rate of 10% per annum and a three year warrant exercisable for 100,000 shares of our Common Stock at the price of $1.00 per share. Fractional shares were made available at the discretion of management. We relied on the exemption provided by Rule 505 of Regulation D and
Section 4(2) of the Securities Act.

     8. Between February and March 2000 we sold $70,000 of a $140,000 note payable-private loan offering. Each unit sold consists of a $35,000 six month promissory note with interest at the rate of 10% per annum and a three year warrant exercisable for 35,000 shares of our Common Stock at the price of $1.00 per share. The balance of the $140,000 loan offering was canceled. We relied on the exemption provided by Rule 505 of Regulation D and Section 4(2) of the Securities Act.

     9. Between April 4 and April 27, 2000, we sold an aggregate of 200,000 shares of our Common Stock to two (2) investors at the price of $1.00 per share. We relied on the exemption provided by Rule 505 of Regulation D and Section 4(2) of the Securities Act.

     10. Between July 1, 2000 and July 17, 2000, we sold two (2) units of a note payable-private loan offering. Each unit consists of a $100,000 six month promissory note with interest at the rate of 10% per annum and a three-year warrant exercisable for 100,000 shares of our Common Stock at the price of $1.00 per share. We relied on the exemption provided by Rule 505 of Regulation D and
Section 4(2) of the Securities Act.

Item 27.  Exhibits

A.   Exhibits:

     1.1   Form of Underwriting Agreement.*
     3.1 Second Amended and Restated Certificate of Incorporation, together with Amendment No. 1 thereto.*
     3.2   Bylaws.*
     4.1   Second Amended and Restated Certificate of Incorporation (filed as
           Exhibit 3.1).
     4.2   Bylaws, as amended (filed as Exhibit 3.2).
     5.1 Legal Opinion of Allen Matkins Leck Gamble & Mallory LLP with respect to the validity of the securities being registered.*
     10.1  1998 Stock Incentive Plan.*
     10.2 Forms of Employment Agreements with Messrs. Witham and Wolff and Ms. Laustsen.*
     23.1  Consent of Allen Matkins Leck Gamble & Mallory LLP (included in
           Exhibit 5.1).
     23.2  Independent Auditors' Consent of Richard A. Eisner & Company, LLP.
     24.1 Power of Attorney (included on page II-6 of this Registration Statement).
     27.1  Financial Data Schedule.
------------------
* To be filed by amendment.

B.   Schedules:

     No supporting schedules have been included because they are not required.


Item 28. Undertakings

     We will provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as pursuant to the foregoing provisions or otherwise we may be permitted to indemnify our directors, officers and controlling persons for liabilities arising under the Securities Act, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     For determining any liability under the Securities Act, we agree to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

     For determining any liability under the Securities Act, the Registrant agrees to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement and the offering of the securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this Registration Statement to be signed on its behalf by the undersigned, in the City of Englewood Cliffs, State of New Jersey, on July 19, 2000.


                                        AQUACELL TECHNOLOGIES, INC.


                                        By:   /s/ JAMES C. WITHAM
                                             _____________________________
                                             James C. Witham
                                             Chairman and Chief Executive
                                             Officer

                               Power of Attorney

     We, the undersigned officers and directors of AquaCell Technologies, Inc., do hereby constitute and appoint James C. Witham and Karen B. Laustsen, and each of them, our true and unlawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for and their respective name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such officer or director might or could do in person, hereby, ratifying and confirming all that said attorneys-in-fact and agents, or their respective substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed be by the following persons in the capacities and on the dates stated.

          Signature                               Title                             Date
          ---------                               -----                             ----
/s/ JAMES C. WITHAM                 hairman and Chief Executive Officer        July 19, 2000
___________________________         Principal Executive Officer)
    James C. Witham

/s/ GARY S. WOLFF                  Chief Financial Officer (Principal          July 19, 2000
___________________________        Financial and Accounting Officer)
    Gary S. Wolff

/s/ KAREN B. LAUSTSEN
___________________________        President, Chief Operating Officer          July 19, 2000
    Karen B. Laustsen              and Secretary

/s/ GLENN A. BERGENFIELD
___________________________        Director                                    July 19, 2000
    Glenn A. Bergenfield

/s/ WILLIAM S. DITURO, M.D.
___________________________        Director                                    July 19, 2000
    William S. DiTuro, M.D.

/s/ GREGORY W. PRESTON
___________________________        Director                                    July 19, 2000
    Gregory W. Preston